Exhibit 10.24
LUMP SUM DESIGN-BUILD AGREEMENT
BETWEEN
HOMELAND ENERGY SOLUTIONS LLC (“OWNER”)
AND
FAGEN, INC. (“DESIGN-BUILDER”)
July 6, 2007

*	Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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LUMP SUM DESIGN-BUILD CONTRACT
This LUMP SUM DESIGN-BUILD CONTRACT (the “Agreement”) is made as of July 6, 2007, (the “Effective Date”) by and between Homeland Energy Solutions LLC, an Iowa limited liability company (the “Owner”) and Fagen, Inc., a Minnesota corporation (the “Design-Builder”) (each a “Party” and collectively, the “Parties”).
RECITALS
A. The Owner desires to develop, construct, own and operate a one hundred (100) million gallons per year (“MGY”) dry grind ethanol production facility located at New Hampton, Iowa (the “Plant”); and
B. Design-Builder desires to provide design, engineering, procurement and construction services for the Plant.
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and for other good and valuable consideration, Owner and Design-Builder agree as follows.
AGREEMENT
Article 1
Definitions; Rules of Interpretation
1.1 Rules of Construction. The capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in generally accepted construction and design-build standards of the fuel ethanol industry in the Midwest United States. Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:
(a)	The masculine shall include the feminine and neuter.
(b)	References to “Articles,” “Sections,” “Schedules,” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of this Agreement.
(c)
This Agreement was negotiated and prepared by each of the Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

1.2 Defined Terms. In addition to definitions appearing elsewhere in this Agreement, the following terms have the following meanings:
AAA is defined in Section 19.1.
Agreement is defined in the Preamble.
Air Emissions Tester means a third party entity engaged by Owner meeting all required state and federal requirements for such testing entities, to conduct air emissions testing of the Plant.
Applicable Law means
(a)	any and all laws, legislation, statutes, codes, acts, rules, regulations, ordinances, treaties or other similar legal requirements enacted, issued or promulgated by a Governmental Authority;
(b)	any and all orders, judgments, writs, decrees, injunctions, Governmental Approvals or other decisions of a Governmental Authority; and
(c)
any and all legally binding announcements, directives or published practices or interpretations, regarding any of the foregoing in (a) or (b) of this definition, enacted, issued or promulgated by a Governmental Authority;

to the extent, for each of the foregoing in (a), (b) and (c) of this definition, applicable to or binding upon (i) a Party, its affiliates, its shareholders, its members, its partners or their respective representatives, to the extent any such person is engaged in activities related to the Project; or (ii) the property of a Party, its affiliates, its shareholders, its members, its partners or their respective representatives, to the extent such property is used in connection with the Project or an activity related to the Project.
Application for Payment is defined in Section 10.2.1.
As Built Plans is defined in Section 5.2.
Bankrupt Party is defined in Section 15.6.1.
Baseline Index is defined in Section 9.2.1.
CCI is defined in Section 9.2.1.
Change Order is defined in Section 13.1.1.
Certificate of Substantial Completion is defined in Section 6.4.3.
Confidential Information is defined in Section 20.1.
Construction Documents is defined in Section 3.2.1.
Contract Documents is defined in Section 2.2.
Contract Price is defined in Section 9.1.

Contract Time(s) means scheduled dates provided for in the Contract Documents including Scheduled Substantial Completion Date and Final Completion Date.
Damages is defined in Section 14.3.1.
Day or Days shall mean calendar days unless otherwise specifically noted in the Contract Documents.
Design-Builder is defined in the Preamble.
Design-Builder’s Representative is defined in Section 16.2.
Design-Builder’s Senior Representative is defined in Section 16.2.
Design Consultant is a qualified, licensed design professional that is not an employee of Design-Builder, but is retained by Design-Builder, or employed or retained by anyone under contract with Design-Builder or Subcontractor, to furnish design services required under the Contract Documents.
Differing Site Conditions is defined in Section 11.2.1.
Effective Date is defined in the Preamble.
Fagen Engineering is defined in Section 6.1.
Final Application for Payment is defined in Section 10.3.
Final Completion is defined in Section 6.5.2.
Final Completion Date is defined in Section 6.5.1.
Final Payment is defined in Section 10.3.
Financial Closing means the execution of the Financing Documents by all the parties thereto, and the fulfillment of all conditions precedent thereunder necessary to permit the advance of funds to pay amounts due under this Agreement.
Financing Documents means the final loan documents with the Lender or Lenders providing financing for the construction or term financing of the Plant and any and all agreements necessary to demonstrate a binding commitment of Owner or Lenders to fund the construction of the Plant.
Force Majeure Event is defined in Section 12.1.

Governmental Approvals are any material authorizations or permissions issued or granted by any Governmental Authority to the Project, its Owner, the Design-Builder, Subcontractors and their affiliates in connection with any activity related to the Project.
Governmental Authority means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal; in each case having jurisdiction over the Owner, the Design-Builder, the Project, or the Site.
Hazardous Conditions are any materials, wastes, substances and chemicals deemed to be hazardous under applicable Legal Requirements, or the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements.
ICM means ICM, Inc., a Kansas corporation.
ICM License Agreement means the license agreement to be executed between Owner and ICM, Inc., substantially in the form attached hereto as Exhibit D.
Indemnified Parties is defined in Section 5.2.
Independent Engineer means, if applicable or required by Lenders, Owner’s and Lenders’ independent engineer, identified upon written notice to Design-Builder.
Industry-Wide Disruption is defined in Section 12.4.
Informational Report is defined in Section 3.8.
Legal Requirements or Laws are all applicable federal, state and local statutes, laws, codes, ordinances, rules, regulations, judicial decisions, orders, decrees, plans, injunctions, permits, tariffs, governmental agreements and governmental restrictions, whether now or hereafter in effect, of any government or quasi-government entity having jurisdiction over the Project or Site, the practices involved in the Project or Site, or any Work, including any consensus standards for materials, products, systems, and services established by ASTM International, any successor organization thereto, or any Governmental Authority, provided, however, that for purposes of this Agreement and the Work and notwithstanding anything to the contrary in this Agreement or otherwise agreed to by the Parties, Legal Requirements and Laws shall not refer to Owner’s Air Permit, but rather the Draft Permits and Note to Draft Permits attached hereto as Exhibit K.
Lenders means the lenders that are party to the Financing Documents.
Lenders’ Agent means an agent or agents acting on behalf of the Lenders.
Manufacturer’s Warranty shall mean a warranty provided by the original manufacturer or vendor of equipment used by Design-Builder in the Plant.

MGY is defined in the Recitals.
Notice to Proceed is defined in Section 6.2.
Operating Procedures means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other information prescribed by Design-Builder and ICM from time to time concerning the ownership, operation, maintenance and repair of the Plant, subject to the limitations provided in the Agreement and in the ICM License Agreement.
Owner is defined in the Preamble.
Owner Indemnified Parties is defined in Section 14.3.1.
Owner’s Milestones is defined in Section 13.4.
Owner’s Operator means, if applicable, the entity that Owner identifies, upon written notice to Design-Builder, as operator of the Project or any other entity that Owner chooses, upon notice to Design-Builder, to replace such entity as operator of the Project.
Owner’s Representative is defined in Section 16.1.
Owner’s Senior Representative is defined in Section 16.1.
Party or Parties is defined in the Preamble.
Pass Through Warranties mean any warranties provided to Design-Builder by a Subcontractor which are assigned to Owner.
Pay Period means, with respect to a given Application for Payment, the one (1) month period following the last day of the previous Pay Period to which the immediately prior Application for Payment is applied; provided that the initial Pay Period shall commence on the date of delivery of the Notice to Proceed and end on the twenty-fourth (24th) day of the calendar month during which the Notice to Proceed is issued.
Payment Bond is defined in Section 7.4.2.
Performance Bond is defined in Section 7.4.1.
Performance Guarantee Criteria means the criteria listed in Exhibit A.
Performance Tests is defined in Section 7.2.1.
Phase I is defined in Exhibit L.

Phase I and Phase II Engineering Services Agreement is defined in Section 6.1.
Phase II is defined in Exhibit L.
Plant is defined in the Recitals.
Project is defined in Section 2.1.
Punch List is defined in Section 6.4.3.
Qualified Independent Expert means an expert retained by Owner and approved by Design-Builder pursuant to Section 11.1.2.
Safety Representative is defined in Section 3.7.1.
Schedule of Values is defined in Section 10.2.5.
Scheduled Substantial Completion Date is defined in Section 6.4.1.
Site is the land or premises on which the Project is located.
Subcontractor is any person or entity retained by Design-Builder, or by any person or entity retained directly or indirectly by Design-Builder, in each case as an independent contractor to perform a portion of the Work, and shall include materialmen and suppliers.
Substantial Completion is defined in Section 6.4.2.
Work is defined in Section 3.1.
Work Product is defined in Section 5.1.
Article 2
The Project
2.1 Services to be Performed. Pursuant to this Agreement, Design-Builder shall perform all work and services in connection with the engineering, design, procurement, construction startup, testing and training for the operation and maintenance of the Plant, and provide all material, equipment, tools and labor necessary to complete the Plant in accordance with the terms of this Agreement. The Plant, together with all equipment, labor, services and materials furnished hereunder is defined as the “Project.”
2.2 Extent of Agreement. This Agreement consists of the following documents, and all exhibits, schedules, appendices and attachments hereto and thereto (collectively, the “Contract Documents”):

2.2.1 All written modifications, amendments and change orders to this Agreement.
2.2.2 This Agreement, including all exhibits and attachments, executed by Owner and Design-Builder, including those below:
List of Exhibits

Exhibit A	Performance Guarantee Criteria

Exhibit B	General Project Scope

Exhibit C	Owner’s Responsibilities

Exhibit D	ICM License Agreement

Exhibit E	Schedule of Values

Exhibit F	Form of Informational Report

Exhibit G	Required Permits

Exhibit H	Form of Performance Bond

Exhibit I	Form of Payment Bond

Exhibit J	Draw (Payment) Schedule

Exhibit K	Air Emissions Application and Note to Air Emissions Application

Exhibit L	Phase I and Phase II Engineering Services Agreement

Exhibit M	Form of Application for Payment

Exhibit N	Form of Lien Waiver

Exhibit O	Form of Consent to Assignment

Exhibit P	Form of Certificate of Financial Closing
2.2.3 Construction Documents to be prepared by Design-Builder pursuant to Section 3.2.1 shall be incorporated in this Agreement.
2.3 Conflicting Provisions. In the event of any conflict or inconsistency between the body of this Agreement and any Exhibit or Schedule hereto, the terms and provisions of this Agreement, as amended from time to time, shall prevail and be given priority. Subject to the foregoing, the several documents and instruments forming part of this Agreement are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies within or between such parts the same shall be explained and interpreted, if possible, in a manner which gives effect to each part and which avoids or minimizes conflicts among such parts. No oral representations or other agreements have been made by the Parties except as specifically stated in the Contract Documents.

Article 3
Design-Builder Responsibilities
3.1 Design-Builder’s Services in General. Except for services and information to be provided by Owner and specifically set forth in Article 4 and Exhibit C, Design-Builder shall perform or cause to be performed all design, engineering, procurement, construction services, supervision, labor, inspection, testing, start-up, material, equipment, machinery, temporary utilities and other temporary facilities to complete construction of the Project consistent with the Contract Documents (the “Work”). All design and engineering and construction services and other Work of the Design-Builder shall be performed in accordance with (i) the general project scope guidelines set forth in Exhibit B, (ii) the Construction Documents, (iii) all Legal Requirements, and (iv) generally accepted construction and design-build standards of the fuel ethanol industry in the United States during the relevant time period. Any design and engineering or other professional service to be performed pursuant to this Agreement, which under Applicable Law must be performed by licensed personnel, shall be performed by licensed personnel as required by Law. The enumeration of specific duties and obligations to be performed by the Design-Builder under the Contract Documents shall not be construed to limit in any way the general undertakings of the Design-Builder as set forth herein. Design-Builder’s Representative shall be reasonably available to Owner and shall have the necessary expertise and experience required to supervise the Work. Design-Builder’s Representative shall communicate regularly with Owner and shall be vested with the authority to act on behalf of Design-Builder.
3.2 Design Development and Services.
3.2.1 Where required by Law, Design-Builder shall provide through qualified, licensed design professionals employed by Design-Builder, or procured from qualified, independent licensed Design Consultants, the necessary design services, including architectural, engineering and other design professional services, for the preparation of the required drawings, specifications and other design submittals required to permit construction of the Work in accordance with this Agreement (such drawings, specifications and design submittals collectively, the “Construction Documents”). To the extent not prohibited by Legal Requirements, Design-Builder may prepare Construction Documents for a portion of the Work to permit construction to proceed on that portion of the Work prior to completion of the Construction Documents for the entire Work.
3.2.2 Construction of the Plant shall be consistent with the Construction Documents.
3.2.3 Design-Builder shall maintain a current, complete set of drawings and specifications at the Site. Owner shall have the right to review such drawings and specifications. Owner and Independent Engineer may not make copies of the available drawings and specifications without Design-Builder’s written permission, and, granted such permission, may only do so to the extent such drawings and specifications directly pertain to the Plant; provided however that, pursuant to Section 5.1 of this Agreement, Design-Builder retains ownership of and property interests in any drawing or specifications made available and/or copied.
3.2.4 Except as provided elsewhere in this Agreement, it is understood and agreed that review, comment and/or approval by Owner (or its designees) or Independent Engineer of any documents or submittals that Design-Builder is required to submit to Owner (or its designees) or Independent Engineer hereunder for their review, comment and/or approval (including without limitation the Construction Documents pursuant to Sections 3.2.1 and 3.2.3 hereof) shall not relieve or release Design-Builder from any of its duties, obligations or liabilities provided for under the terms of this Agreement or transfer any design liability from Design-Builder to Owner.

3.3 Standard of Care. All services performed by the Design-Builder and its Subcontractors pursuant to the Construction Documents shall be performed in accordance with the standard of care and skill generally accepted in the fuel ethanol industry in the Midwest United States during the relevant time period or in accordance with any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, safety and expedition. This standard of care is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the construction and design-build standards of the fuel ethanol industry in the Midwest United States. Design-Builder and its Subcontractors shall perform all construction activities efficiently and with the requisite expertise, skill, competence, resources and care to satisfy the requirements of the Contract Documents and all applicable Legal Requirements. Design-Builder shall at all times exercise complete and exclusive control over the means, methods, sequences and techniques of construction.
3.4 Government Approvals and Permits. Except as identified in Exhibit C and, with respect to items identified as Owner’s responsibility, in Exhibit G (which items shall be obtained by Owner pursuant to Section 4.5), Design-Builder shall obtain all necessary permits, approvals and licenses required for the prosecution of the Work from any government or quasi-government entity having jurisdiction over the Project. Notwithstanding the foregoing, Owner shall, as provided pursuant to Section 4.5, pay for all costs, fees, inspections, reviews, charges, and expenses of whatever kind or nature necessary for Design-Builder to obtain such permits, approvals, and licenses. Such payment shall be in addition to, and shall not be included in, the Contract Price. Design-Builder shall provide reasonable assistance to Owner in obtaining those permits, approvals and licenses that are Owner’s responsibility.
3.5 Subcontractors.
3.5.1 Design-Builder may subcontract portions of the Work in accordance with the terms hereof.
3.5.2 Design-Builder assumes responsibility to Owner for the proper performance of the Work of Subcontractors and any acts and omissions in connection with such performance. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Subcontractor, including but not limited to any third-party beneficiary rights.
3.5.3 Design-Builder shall coordinate the activities of all of Design-Builder’s Subcontractors. If Owner performs other work on the Project or at the Site with separate contractors under Owner’s control, Design-Builder agrees to reasonably cooperate and coordinate its activities with those separate contractors so that the Project can be completed in an orderly and coordinated manner without unreasonable disruption.
3.5.4 Design-Builder shall ensure that each subcontract with a Subcontractor is assignable to Owner without consent of the Subcontractor or any other person or entity in the event that Design-Builder shall be in an uncured default or terminated with cause under the terms of this Agreement.

3.6 Maintenance of Site. Design-Builder shall keep the Site reasonably free from debris, trash and construction wastes to permit Design-Builder to perform its construction services efficiently, safely and without interfering with the use of adjacent land areas. Upon Substantial Completion of the Work Design-Builder shall remove all debris, trash, construction wastes, materials, equipment, machinery and tools arising from the Work to permit Owner to occupy the Project for its intended use.
3.7 Project Safety.
3.7.1 Design-Builder recognizes the importance of performing the Work in a safe manner so as to prevent damage, injury or loss to (i) any individuals at the Site, whether working or visiting, (ii) the Work, including materials and equipment incorporated into the Work or stored on-Site or off-Site, and (iii) any other property at the Site or adjacent thereto. Design-Builder assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of the Work. Design-Builder shall, prior to commencing construction, designate a representative (the “Safety Representative”) with the necessary qualifications and experience to supervise the implementation and monitoring of all safety precautions and programs related to the Work. Unless otherwise required by the Contract Documents, Design-Builder’s Safety Representative shall be an individual stationed at the Site who may have responsibilities on the Project in addition to safety. The Safety Representative shall make routine daily inspections of the Site and shall hold weekly safety meetings with Design-Builder’s personnel, Subcontractors and others as applicable.
3.7.2 Design-Builder and Subcontractors shall comply with all Legal Requirements relating to safety, as well as any Owner-specific safety requirements set forth in the Contract Documents; provided, that such Owner-specific requirements do not violate any applicable Legal Requirement. As promptly as practicable, Design-Builder will report in writing any safety-related injury, loss, damage or accident arising from the Work to Owner’s Representative and, to the extent mandated by Legal Requirements, to all government or quasi-government authorities having jurisdiction over safety-related matters involving the Project or the Work.
3.7.3 Design-Builder’s responsibility for safety under this Section 3.7 is not intended in any way to relieve Subcontractors of their own contractual and legal obligations and responsibility for (i) complying with all Legal Requirements, including those related to health and safety matters, and (ii) taking all necessary measures to implement and monitor all safety precautions and programs to guard against injury, losses, damages or accidents resulting from their performance of the Work.
3.8 Submission of Reports. Design-Builder shall provide Owner with a monthly informational report substantially in the form of Exhibit F attached hereto (“Informational Report”).

3.9 Training. At a mutually agreed time prior to start-up, Design-Builder shall provide up to two (2) weeks of training at a facility designated by ICM for all of Owner’s employees and Owner Operator’s employees required for the operation and maintenance of the Plant in accordance with all design specifications therefor contained in the Contract Documents and necessary in order to maintain the Performance Guarantee Criteria, including operators, laboratory personnel, general, plant and maintenance managers. Other personnel of Owner and Owner Operator may receive such training by separate arrangement between Owner and Design-Builder and as time is available. All training personnel and costs associated with such training personnel, including labor and all training materials will be provided to Owner and Owner Operator within the Contract Price at no additional cost. Owner and Owner Operator will be responsible for all travel and expenses of their employees and the Owner and Owner Operator will pay all wages and all other expenses for their personnel during the training. The training services will include training on computers, laboratory procedures, field operating procedures, and overall plant section performance expectations. Prior to the start-up training, Design-Builder shall provide Owner training manuals and operating manuals and other documents reasonably necessary for the start-up process.
Article 4
Owner’s Responsibilities
4.1 Duty to Cooperate.
4.1.1 Owner shall, throughout the performance of the Work, cooperate with Design-Builder and perform its responsibilities, obligations and services in a timely manner to facilitate Design-Builder’s timely and efficient performance of the Work and so as not to delay or interfere with Design-Builder’s performance of its obligations under the Contract Documents.
4.1.2 Owner shall pay, at Design-Builder’s standard time plus material rates during the relevant time period and at the relevant locale, all reasonable costs incurred by Design-Builder for frost removal so that winter construction can proceed. Such costs may include, but are not limited to, equipment costs, equipment rental costs, sheltering costs, special material costs, fuel costs and associated labor costs. Owner acknowledges and agrees that such costs are in addition to, and not included in, the Contract Price, and that the payment of such costs, which shall be billed on a weekly basis, shall not require the issuance of a Change Order or the obtaining of any Owner approval prior to the issuance of invoices for such costs.
4.2 Furnishing of Services and Information.
4.2.1 Prior to the issuance of the Notice to Proceed, at its own cost and expense, Owner shall provide the following items to Design-Builder for Design-Builder’s information and use and all of which Design-Builder is entitled to rely upon in performing the Work:
(a)	surveys describing the property, boundaries, topography and reference points for use during construction, including existing service and utility lines;

(b)	geotechnical studies describing subsurface conditions including soil borings, and other surveys describing other latent or concealed physical conditions at the Site;
(c)
temporary and permanent easements, zoning and other requirements and encumbrances affecting land use, or necessary to permit the proper design and construction of the Project and enable Design-Builder to perform the Work;

(d)	A legal description of the Site;
(e)	to the extent available, as-built and record drawings of any existing structures at the Site; and
(f)	all environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site that have been conducted or performed.
4.2.2 Owner shall provide to Design-Builder all Owner’s deliverables under Exhibit C pursuant to Owner’s Milestones. Such deliverables shall be provided, at Owner’s own cost and expense, for Design-Builder’s information and use. Design-Builder is entitled to rely upon such deliverables in performing the Work.
4.2.3 Owner is responsible for securing and executing all necessary agreements with adjacent land or property owners that are necessary to enable Design-Builder to perform the Work and that have been identified and notified in writing by Design-Builder to Owner prior to the Effective Date. Owner is further responsible for all costs, including attorneys’ fees, incurred in securing these necessary agreements.
4.3 Financial Information; Cooperation with Lenders; Failure to Obtain Financial Closing. Design-Builder acknowledges that Owner is seeking financing for the Project. Design-Builder agrees to cooperate with Owner in good faith in order to satisfy the reasonable requirements of Owners’ financing arrangements, including, where appropriate and reasonable, the execution and delivery of documents or instruments necessary to accommodate the Financial Closing. Owner agrees to pay all documented costs incurred by Design-Builder incurred prior to and at Financial Closing, and thereafter during the term of this Agreement, in connection with satisfying the requirements of Owners’ financing arrangements including all documented attorney’s fees. Design-Builder and Owner also acknowledge that the Lenders, as a condition to providing financing for the Plant, may require Owner to provide the Independent Engineer with certain reasonable participation and review rights with respect to Design-Builder’s performance of the Work. Design-Builder acknowledges and agrees that such reasonable participation and review rights shall consist of the right to (i) enter the Site and inspect the Work upon reasonable notice to Design-Builder; (ii) attend all start-up and testing procedures; and (iii) review and approve such other items for which Owner is required by Lenders to obtain the concurrence, opinion or a certificate of the Independent Engineer or the Lenders pursuant to the Financing Documents which items do not alter the rights or impose additional obligations on Design-Builder. Nothing in this Section 4.3 shall be deemed to require Design-Builder to agree to any amendments to this Agreement that would adversely affect Design-Builder’s risks, rights or obligations under this Agreement. Upon Financial Closing, Owner shall promptly provide to Design-Builder an certificate executed by Owner and Lender in the form attached hereto as Exhibit P certifying that Financial Closing has occurred. Such certificate shall constitute evidence satisfactory to Design-Builder that Owner has adequate funds available and committed to fulfill its obligations under the Contract Documents for all purposes hereunder. Owner must provide such certificate prior to issuing the Notice to Proceed.

4.4 Owner’s Representative. Owner’s Representative, as set forth in Section 16.1 hereof, shall be responsible for providing Owner-supplied information and approvals in a timely manner to permit Design-Builder to fulfill its obligations under the Contract Documents. Owner’s Representative shall also provide Design-Builder with prompt notice if it observes any failure on the part of Design-Builder to fulfill its contractual obligations, including any errors, omissions or defects in the performance of the Work. Owner’s Representative shall be vested with the authority to act on behalf of Owner and Design-Builder shall be entitled to rely on written communication from Owner’s Representative with respect to any Project matter.
4.5 Government Approvals and Permits. Owner shall obtain and pay for all necessary Governmental Approvals required by Law, including permits, approvals, licenses, government charges, reviews, and inspection fees set forth in Exhibit C and Exhibit G. Owner shall provide reasonable assistance to Design-Builder in obtaining those permits, approvals and licenses that are Design-Builder’s responsibility pursuant to Exhibit G and Section 3.4. Notwithstanding the foregoing, in addition to the indemnification set forth in Section 14.4.1, Owner shall hold harmless Design-Builder, its officers, directors, employees, and agents, for Owner’s failure to comply with all Applicable Law in obtaining or maintaining the required Permits. The denial or revocation of any permits obtained by Owner as a result of Owner’s failure to comply with Applicable Law or the requirements of the permits and any Owner actions affecting the validity of any required permit obtained by Owner, shall be deemed a failure of Owner to fulfill Owner’s Milestones and shall entitle Design-Builder to any and all remedies available pursuant to this Agreement and Applicable Law.
4.6 Owner’s Separate Contractors. Owner is responsible for all work, including such work listed on Exhibit C, performed on the Project or at the Site by separate contractors under Owner’s control. Owner shall contractually require its separate contractors to cooperate with, and coordinate their activities so as not to interfere with, Design-Builder in order to enable Design-Builder to timely complete the Work consistent with the Contract Documents.
4.7 Security. Owner shall be responsible for Site security (including fencing, alarm systems, security guarding services and the like) at all times during the term of this Agreement to prevent vandalism, theft and danger to the Project, the Site, and personnel. Owner shall coordinate and supervise ingress and egress from the Site so as to minimize disruption to the Work.

Article 5
Ownership of Work Product; Risk of Loss
5.1 Work Product. All drawings, specifications, calculations, data, notes and other materials and documents, including electronic data furnished by Design-Builder to Owner under this Agreement (“Work Product”) shall be instruments of service and Design-Builder shall retain the ownership and property interests therein, including the copyrights thereto.
5.2 Owner’s Limited License Upon Payment in Full. Upon Owner’s payment in full for all Work performed under the Contract Documents, Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner’s occupancy, operation, maintenance and repair of the Plant. Design-Builder acknowledges and agrees that the limited license to use the Work Product granted hereby shall provide Owner sufficient rights in and to the Work Product as shall be necessary for Owner to operate and maintain the Plant and shall include any Pass Through Warranties in connection therewith. Design-Builder shall provide Owner with a copy of the plans of the Plant, as built, (the “As Built Plans”) conditioned on Owner’s express understanding that its use of the Work Product and its acceptance of the As Built Plans is at Owner’s sole risk and without liability or legal exposure to Design-Builder or anyone working by or through Design-Builder, including Design Consultants of any tier (collectively the “Indemnified Parties”); provided, however, that any warranties (of equipment or otherwise) shall remain in effect according to the terms of this Agreement.
5.2.1 Design-Builder is utilizing certain proprietary property and information of ICM in the design and construction of the Project and Design-Builder may incorporate proprietary property and information of ICM into the Work Product. Owner’s use of the proprietary property and information of ICM shall be governed by the terms and provisions of the ICM License Agreement, to be executed by Owner and ICM in connection with the execution of this Agreement. Owner shall be entitled to use the Work Product solely for purposes relating to the Plant, but shall not be entitled to use the Work Product for any other purposes whatsoever, including without limitation, expansion of the Plant. Notwithstanding the foregoing sentence, Owner shall be entitled to use the Work Product for the operation, maintenance and repair of the Plant including the interconnection of, but not the design of, any future expansions to the Plant. The limited license granted to Owner under Sections 5.2, 5.3 or 5.4 to use the Work Product shall be limited by and construed according to the same terms contained in the ICM License Agreement, attached hereto as Exhibit D and incorporated herein by reference thereto, except (i) references in such ICM License Agreement to ICM and Proprietary Property shall refer to Design-Builder and Work Product, respectively, (ii) the Laws of the State of Minnesota shall govern such limited license, and (iii) the dispute resolution provisions contained in Article 19 hereof shall apply to any breach or threatened breach of Owner’s duties or obligations under such limited license, except that Design-Builder shall have the right to seek injunctive relief in a court of competent jurisdiction against Owner or its Representatives for any such breach or threatened breach. This paragraph also applies to Sections 5.3 and 5.4 below.

5.3 Owner’s Limited License Upon Owner’s Termination for Convenience or Design-Builder’s Election to Terminate. If Owner terminates the Project for its convenience as set forth in Section 15.3 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 15.5, Design-Builder shall, upon Owner’s payment in full of the amounts due Design-Builder under this Agreement, grant Owner a limited license to use the Work Product to complete the Plant and subsequently occupy, operate, maintain and repair the Plant, subject to the following:
(a)
Use of the Work Product is at Owner’s sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any Pass Through Warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms; and

(b)
If the termination for convenience is by Owner in accordance with Section 15.3 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 15.5, then Owner agrees to pay Design-Builder the additional sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) as compensation for the limited right to use the Work Product completed “as is” on the date of termination in accordance with this Article 5.

5.4 Owner’s Limited License Upon Design-Builder’s Default. If this Agreement is terminated due to Design-Builder’s default pursuant to Section 15.2 and (i) it is adjudged that Design-Builder was in default, and (ii) Owner has fully satisfied all of its obligations under the Contract Documents through the time of Design-Builder’s default, then Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner’s completion and occupancy, operation, maintenance and repair of the Plant. This limited license is conditioned on Owner’s express agreement that its use of the Work Product is at Owner’s sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any Pass Through Warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms. This limited license grants Owner the ability to repair the Plant at Owner’s discretion.
5.5 Owner’s Indemnification for Use of Work Product. If Owner uses the Work Product or Plant under any of the circumstances identified in this Article 5, to the fullest extent allowed by Law, Owner shall defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, damages, liabilities, losses and expenses, including attorneys’ fees, arising out of or resulting from the use of the Work Product and Plant; provided, however, that any Pass Through Warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms.
5.6 Risk of Loss. Design-Builder shall have no liability for a physical loss of or damage to the Work unless such loss or damage is caused by the willful misconduct or gross negligence of Design-Builder or someone acting under its direction or control. Design-Builder shall not be liable for physical loss of or damage to the Work where such loss or damage is caused by the willful misconduct or gross negligence of Owner’s employees or third parties who are not Subcontractors. Design-Builder shall have no liability for a physical loss of or damage to the Work occurring after Final Completion. Design-Builder shall have no liability for losses or damages for which insurance coverage under this Agreement is available to Owner; in such circumstances, any liability for losses and damages as described in this Section 5.6 shall be limited to losses or damages which exceed insurance coverage available to the Owner without the application of any reductions from such coverages due to deductible, retention, or retrospective premiums.

Article 6
Commencement and Completion of the Project
6.1 Phase I and Phase II Engineering. Owner has entered into that certain Phase I and Phase II Engineering Services Agreement dated December 5, 2006 between Owner and Fagen Engineering, LLC (“Fagen Engineering”) and attached hereto as Exhibit L (“Phase I and Phase II Engineering Services Agreement”). The Phase I and Phase II Engineering Services Agreement provides for Fagen Engineering to commence work on the Phase I and Phase II engineering for the Project as set forth therein. Owner has agreed to pay Fagen Engineering Ninety-two Thousand Five Hundred Dollars ($92,500.00) for such engineering services pursuant to the terms of that agreement, the full amount of which, upon payment in full, shall be included in and credited to the Contract Price. Notwithstanding the foregoing sentence, if a Notice to Proceed is not issued pursuant to Section 6.2, or Financial Closing is not obtained pursuant to Section 4.3, then no amount paid under the Phase I and Phase II Engineering Services Agreement shall be refunded to Owner.
6.2 Notice to Proceed; Commencement. The Work shall commence following Design-Builder’s receipt of Owner’s written valid notice to proceed (“Notice to Proceed”) unless the Parties mutually agree otherwise in writing. The Parties agree that a valid Owner’s Notice to Proceed cannot be given until: (1) Owner has title to the real estate on which the Project will be constructed; (2) the Phase I and Phase II Site work required of Owner, as described in Exhibit L is completed along with redline drawings and such Phase I and Phase II Site work and redline drawings have been reviewed and deemed adequate by Design-Builder; (3) Owner has executed side-letter agreements with Design-Builder for the construction of the required water pre-treatment system and fire protection system in accordance with Exhibit C; (4) the air permit(s) and/or other applicable local, state or federal permits necessary so that construction can begin, as listed on Exhibit G, have been obtained; (5) Owner has obtained Financial Closing and delivered a certificate of financial closing executed by Owner and Lenders in the form attached hereto as Exhibit P pursuant to Section 4.3; (6) if applicable, Owner has executed a sales tax exemption certificate and provided the same to Design-Builder; (7) Owner has provided the name of its property/all-risk insurance carrier and the specific requirements for fire protection; (8) Owner has, in accordance with Section 17.4.5, provided insurance certificates or copies of insurance policies demonstrating that Owner has obtained the insurance policies required pursuant to Section 17.4 hereof and naming additional insureds and protecting other interests as prescribed in Section 17.4, and (9) Design-Builder provides Owner written notification of its acceptance of the Notice to Proceed, provided that Design-Builder shall not be required to accept the Notice to Proceed prior to August 27, 2007. Owner and Design-Builder mutually agree that time is of the essence with respect to the dates and times set forth in the Contract Documents. Owner must complete the prerequisites to the issuance of a valid Notice to Proceed, as listed in items number (1) through (8) of this Section 6.2 and submitted a Notice to Proceed, to Design-Builder for Design-Builder’s acceptance by August 27, 2007; otherwise, this Agreement may be terminated, at Design-Builder’s sole option. If Design-Builder chooses to terminate this Agreement pursuant to its right under the immediately preceding sentence, then Design-Builder shall have no further obligations hereunder.

6.2.1 Notice to Proceed shall be delivered by Owner to Design-Builder, in a form acceptable to Design-Builder, pursuant to the notice requirements set forth in Section 21.7 hereof, with a copy to:
Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241
Attention: Becky Dahl
Fax: (320) 564-3278
Within ten (10) Days of receipt by Design-Builder of the notice to proceed, Design-Builder shall deliver to Owner written notice of either acceptance or denial of notice to proceed. Once accepted by Design-Builder, Notice to Proceed shall be deemed effective on the date on which Notice to Proceed was received by Design-Builder.
6.3 Project Start-Up and Testing. Owner shall provide, at Owner’s cost, equipment, tools, instruments and materials necessary for Owner to comply with its obligations under Exhibit C, raw materials, consumables and personnel necessary for start-up and testing of the Plant, and Design-Builder shall provide supervision, standard and special test instruments, tools, equipment and materials required to perform component and equipment checkout and testing, initial start-up, operations supervision and corrective maintenance of all permanent Plant equipment within the scope of the Work. Notwithstanding the foregoing sentence, Design-Builder shall be responsible for raw materials and consumables to the extent such amounts provided by Owner are destroyed or damaged (as opposed to consumed in the ordinary course of start-up and testing) by Design-Builder or its personnel during start-up and testing. Design-Builder shall supervise and direct Owner’s employees and Owner Operator’s personnel who shall participate in the start-up activities with Design-Builder’s personnel to become familiar with all aspects of the Plant. Owner and the Independent Engineer may witness start-up and testing activities. Performance testing will be conducted in accordance with the provisions of Section 7.2 hereof.
6.4 Substantial Completion.
6.4.1 Substantial Completion of the entire Work shall be achieved no later than Five Hundred Fifteen (515) Days after the date of the Notice to Proceed, subject to adjustment in accordance with the Contract Documents hereof (the “Scheduled Substantial Completion Date”).
6.4.2 “Substantial Completion” shall be deemed to occur on the date on which the Work is sufficiently complete so that Owner can occupy and use the Plant for its intended purposes. Substantial Completion shall be attained at the point in time when the Plant is ready to grind the first batch of corn and begin operation for its intended use. No production is guaranteed on the date of Substantial Completion.

6.4.3 Procedures. Design-Builder shall notify Owner in writing when it believes Substantial Completion has been achieved with respect to the Work. Within five (5) Days of Owner’s receipt of Design-Builder’s notice, Owner and Design-Builder will jointly inspect such Work to verify that it is substantially complete in accordance with the requirements of the Contract Documents. If such Work is deemed substantially complete, Design-Builder shall prepare and issue a “Certificate of Substantial Completion” for the Work that will set forth (i) the date of Substantial Completion, (ii) the remaining items of Work that have to be completed before Final Payment (“Punch List”), (iii) provisions (to the extent not already provided in this Agreement) establishing Owner’s and Design-Builder’s responsibility for the Project’s security, maintenance, utilities and insurance pending Final Payment, and (iv) an acknowledgment that warranties with respect to the Work commence on the date of Substantial Completion, except as may otherwise be noted in the Certificate of Substantial Completion. Upon Substantial Completion of the entire Work and satisfaction of the Performance Guarantee Criteria listed in Exhibit A, Owner shall release to Design-Builder all retained amounts, less an amount equal to one hundred fifty percent (150%) of the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion, and less an amount equal to the value of any Subcontractor lien waivers not yet obtained.
6.5 Final Completion.
6.5.1 Final Completion of the Work shall be achieved within ninety (90) Days after the earlier of the actual date of Substantial Completion or the Scheduled Substantial Completion Date (the “Final Completion Date”).
6.5.2 “Final Completion” shall be achieved when the Owner reasonably determines that the following conditions have been met:
(a)	Substantial Completion has been achieved;

(b)	any outstanding amounts owed by Design-Builder to Owner have been paid in full;

(c)	the items identified on the Punch List have been completed by Design-Builder;

(d)	clean-up of the Site has been completed;

(e)	all permits required to have been obtained by Design-Builder have been obtained;

(f)	the information in Section 6.5.4 has been provided to Owner;

(g)	release and waiver of all claims and liens from Design-Builder and Subcontractors have been provided; and

(h)	the Performance Tests have been successfully completed.
6.5.3 After receipt of a Final Application for Payment from Design-Builder, Owner shall make Final Payment in accordance with Section 10.3, less an amount equal to the value of any Subcontractor lien waivers not yet obtained.

6.5.4 At the time of submission of its Final Application for Payment, Design-Builder shall provide the following information:
(a)
an affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes or other items performed, furnished or incurred for or in connection with the Work which will in any way affect Owner’s interests;

(b)
a general release executed by Design-Builder waiving, upon receipt of final payment by Design-Builder, all claims for payment, additional compensation, or damages for delay, except those previously made to Owner in writing and remaining unsettled at the time of Final Payment provided such general release shall not waive defenses to claims that may be asserted by Owner after payment or claims arising after payment;

(c)	consent of Design-Builder’s surety, if any, to Final Payment; and
(d)	a hard copy of the As Built Plans; provided, however, that such plans will remain the Work Product of the Design-Builder and subject in all respects to Article 5.
6.5.5 Upon making Final Payment, Owner waives all claims against Design-Builder except claims relating to (i) Design-Builder’s failure to satisfy its payment obligations, (ii) Design-Builder’s failure to complete the Work consistent with the Contract Documents, including, but not limited to, defects appearing within one (1) year after Substantial Completion, and (iii) the terms of any warranties required by the Contract Documents.
6.6 Post Completion Support. Adequate personnel to complete all Work within the Contract Time(s) will be maintained on-Site by Design-Builder or a Subcontractor until Final Completion has been achieved. In addition to prosecuting the Work until Final Completion has been achieved, Design-Builder or its Subcontractor will provide one (1) month of on-Site operational support for Owner’s and Owner Operator’s personnel after successful completion of the Performance Tests and, from the date of Substantial Completion, will provide six (6) months of off-Site technical and operating procedure support by telephone and other electronic data transmission and communication.
Article 7
Performance Testing and Liquidated Damages
7.1 Performance Guarantee. The Design-Builder guarantees that the Plant will meet the performance criteria listed in Exhibit A (the “Performance Guarantee Criteria”) during a performance test conducted and concluded pursuant to the terms hereof not later than Ninety (90) Days after the date of Substantial Completion. If there is a performance shortfall, Design-Builder will pay all design and construction costs associated with making the necessary corrections. Design-Builder retains the right to use its sole discretion in determining the method (which shall be in accordance with generally accepted construction and design-build standards of the fuel ethanol industry in the Midwest United States during the relevant time period) to remedy any performance related issues.

7.2 Performance Testing.
7.2.1 The Design-Builder shall direct and supervise the tests and, if necessary, the retests of the Plant using Design-Builder’s supervisory personnel and the Air Emissions Tester shall conduct the air emissions test, in each case, in accordance with the testing procedures set forth in Exhibit A (the “Performance Tests”), to demonstrate, at a minimum, compliance with the Performance Guarantee Criteria. Owner is responsible for obtaining Air Emissions Tester and for ensuring Air Emissions Tester’s timely performance. Design-Builder shall cooperate with the Air Emissions Tester to facilitate performance of all air emissions tests. Design-Builder shall not be held responsible for the actions of Owner’s employees and third parties involved in the Performance Testing, including but not limited to Air Emissions Tester.
7.2.2 No later than thirty (30) Days prior to the earlier of the Scheduled Substantial Completion Date or Substantial Completion, Design-Builder shall provide to Owner for review a detailed testing plan for the Performance Tests (other than for air emissions). Owner and Design-Builder shall agree upon a testing plan that shall be consistent with the Performance Test Protocol contained in Exhibit A hereto. After such agreement has been reached, Design-Builder shall notify the Owner five (5) business days prior to the date Design-Builder intends to commence the Performance Tests and shall notify the Owner upon commencement of the Performance Tests. Owner and Independent Engineer each have the right to witness all testing, including the Performance Tests and any equipment testing, whether at the Site or at the Subcontractor’s or equipment supplier’s premises during the course of this Agreement. Notwithstanding the foregoing sentence, Owner shall bear the costs of providing a witness to any such testing and all such witnesses shall comply at all times with Design-Builder’s, Subcontractor’s or equipment supplier’s safety and security procedures and other reasonable requirements, and otherwise conduct themselves in a manner that does not interfere with Design-Builder’s, Subcontractor’s or equipment supplier’s activities or operations.
7.2.3 Design-Builder shall provide to Owner a Performance Test report (excluding results from air emissions testing), including all applicable test data, calculations and certificates indicating the results of the Performance Tests and, within five (5) business days of Owner’s receipt of such results, Owner, Independent Engineer and Design-Builder will jointly inspect such Work and review the results of the Performance Tests to verify that the Performance Guarantee Criteria have been met. If Owner or Independent Engineer reasonably determines that the Performance Guarantee Criteria have not been met, Owner shall notify Design-Builder the reasons why Owner determined that the Performance Guarantee Criteria have not been met and Design-Builder shall promptly take such action or perform such additional work as will achieve the Performance Guarantee Criteria and shall issue to the Owner another notice in accordance with Section 7.2.2; provided however that if the notice relates to a retest, the notice may be provided no less than two (2) business days prior to the Performance Tests. Such procedure shall be repeated as necessary until Owner and Independent Engineer verifies that the Performance Guarantee Criteria have been met.

7.2.4 If Owner, for whatever reason, prevents Design-Builder from demonstrating the Performance Guarantee Criteria within thirty (30) Days of Design-Builder’s notice that the Plant is ready for Performance Testing, then Design-Builder shall be excused from demonstrating compliance with the Performance Guarantee Criteria during such period of time that Design-Builder is prevented from demonstrating compliance with the Performance Guarantee Criteria; provided however that Design-Builder will be deemed to have fulfilled all of its obligations to demonstrate that the Plant meets the Performance Guarantee Criteria should such period of time during which Design-Builder is prevented from demonstrating the Performance Criteria exceed thirty (30) Days or extend beyond the Final Completion Date.
7.3 Liquidated Damages.
7.3.1 Design-Builder understands that if Final Completion is not attained by the Final Completion Date, Owner will suffer damages which are difficult to determine and accurately specify. Design-Builder agrees that if Final Completion is not attained by the end of the Final Completion Date, Design-Builder shall pay Owner Twenty Thousand Dollars ($20,000.00) as liquidated damages, and not as a penalty, for each Day that Final Completion extends beyond the Final Completion Date. Owner, at its discretion, may elect to offset any such liquidated damages from any retainage. Liquidated damages shall be paid by Design-Builder by the fifteenth (15th) Day of the month following the month in which the liquidated damages were incurred. The liquidated damages provided herein shall be in lieu of all liability for any and all extra costs, losses, loss of profits, expenses, claims, penalties and any other damages, whether special or consequential, and of whatsoever nature incurred by Owner which are occasioned solely by any delay in achieving Final Completion.
7.3.2 Maximum Liquidated Damages. Design-Builder’s liability for liquidated damages under Section 7.3.1 shall be capped at and shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00).
7.3.3 The liquidated damages provided herein shall be in lieu of all liability for any and all extra costs, losses, loss of profits, expenses, claims, penalties and any other damages, whether special or consequential, and of whatsoever nature incurred by Owner which arise solely due to a delay in achieving Final Completion by the Final Completion Date; provided that such liquidated damages shall not in any way detract from or limit Owner’s remedies or Design-Builder’s liabilities in connection with any default by Design-Builder under Section 15.2 hereof.
7.3.4 Design-Builder shall not be liable for liquidated damages during any period of time for which an extension of the Scheduled Substantial Completion Date and/or Final Completion Date is available pursuant to Article 12.
7.4 Bonds and Other Performance Security.

7.4.1 If requested by Owner within sixty (60) Days prior to Design-Builder’s receipt of Notice to Proceed but no later than thirty (30) Days prior to Design-Builder’s receipt of Notice to Proceed, Design-Builder shall deliver to Owner a bond substantially in the form attached as Exhibit H (the “Performance Bond”) in an initial amount equivalent to the Contract Price. Within five (5) Days of Owner’s request, Owner shall pay all costs of obtaining such bond, plus pay Design-Builder a fee of seven and one half percent (7.5%) for obtaining such bond, such fee to be calculated by multiplying seven and one half percent (7.5%) times the cost of the Performance Bond. Any amounts payable to the surety due to Design-Builder’s default under this Agreement or the Performance Bond shall be for the account of Design-Builder.
(a)
Design-Builder shall post additional bonds or security (which must be in form and substance satisfactory to Owner and the Lenders) or shall increase the amount of the Performance Bond by the amount of any increases to the Contract Price; provided, however, that Owner shall pay all costs of obtaining such bonds or security, plus pay Design-Builder a fee of seven and one half percent (7.5%) for obtaining such bonds or security, such fee to be calculated by multiplying seven and one half percent (7.5%) times the cost of the bonds or security.

(b)	The Performance Bond shall secure the Design-Builder’s obligations to complete the Work in accordance with this Agreement.
7.4.2 If requested by Owner within sixty (60) Days prior to Design-Builder’s receipt of Notice to Proceed but no later than thirty (30) Days prior to Design-Builder’s receipt of Notice to Proceed, Design-Builder shall deliver to Owner a bond substantially in the form attached as Exhibit I (the “Payment Bond”) in an initial amount equivalent to the Contract Price. Within five (5) Days of Owner’s request, Owner shall pay all costs of obtaining such bond, plus pay Design-Builder a fee of seven and one half percent (7.5%) for obtaining such bond, such fee to be calculated by multiplying seven and one half percent (7.5%) times the cost of the Payment Bond. Any amounts payable to the surety due to Design-Builder’s default under this Agreement or the Payment Bond shall be for the account of Design-Builder.
(a)
Design-Builder shall post additional bonds or security (which must be in form and substance reasonably satisfactory to Owner and the Lenders) or shall increase the amount of the Payment Bond by the amount of any increase to the Contract Price.

(b)	The Payment Bond shall secure the Design-Builder’s obligations to pay its Subcontractors, vendors and suppliers.
(c)
The Payment Bond shall provide the conditions upon which Subcontractors, vendors and suppliers may draw upon such Payment Bond following Design-Builder’s failure to pay amounts due such Subcontractors, vendors and suppliers.

Article 8
Warranties
8.1 Design-Builder Warranty. Design-Builder warrants to Owner that the construction, including all materials and equipment furnished as part of the construction, shall be new, of good quality, in conformance with the Contract Documents and all Legal Requirements, free of defects in materials and workmanship. Design-Builder’s warranty obligation excludes defects caused by abuse, alterations, or failure to maintain the Work by persons other than Design-Builder or anyone for whose acts Design-Builder may be liable. Nothing in this warranty is intended to limit any Manufacturer’s Warranty which provides Owner with greater warranty rights than set forth in this Section 8.1 or the Contract Documents. Design-Builder will provide to Owner all manufacturers’ and Subcontractors’ warranties upon the earlier of Substantial Completion or termination of this Agreement. Owner’s failure to comply with all Operating Procedures shall void those guarantees, representations and warranties, whether expressed or implied, that were given by Design-Builder to Owner, concerning the performance of the Plant that are reasonably determined by Design-Builder to be affected by such failure. If Design-Builder reasonably determines that all damage caused by such failure can be repaired and Owner makes all repairs needed to correct such damage, as reasonably determined by Design-Builder, all guarantees, representations and warranties shall be reinstated for the remaining term thereof, if any, from the date of the repair.
8.2 Correction of Defective Work.
8.2.1 Design-Builder agrees to correct any Work that is found to not be in conformance with the Contract Documents, including that part of the Work subject to Section 8.1, within a period of one (1) year from the date of Substantial Completion of the Work; provided that Owner must report such non-conformance within seven (7) Days of the appearance of such failure or non-conformance and that such one (1)-year period shall be extended one (1) Day for any part of the Work that is found to be not in conformance with the Contract Documents for each Day that such part of the Work is not operating in conformity with the Contract Documents, including any time during which any part of the Work is repaired or replaced pursuant to this Article 8.
8.2.2 Design-Builder shall, within seven (7) Days of receipt of written notice from Owner that the Work is not in conformance with the Contract Documents, take meaningful steps to commence correction of such nonconforming Work, including the correction, removal or replacement of the nonconforming Work and correction or replacement of any Work damaged by such nonconforming Work. If Design-Builder fails to commence the necessary steps within such seven (7) Day period or fails to continue to perform such steps through completion, Owner, in addition to any other remedies provided under the Contract Documents, may provide Design-Builder with written notice that Owner will commence or assume correction of such nonconforming Work and repair of such damaged Work with its own resources. If, following such written notice, Owner performs such corrective and repair Work, Design-Builder shall be responsible for all reasonable costs incurred by Owner in performing the correction.
8.3 Warranty Period Not Limitation to Owner’s Rights. The one (1)-year period referenced in Section 8.2 above applies only to Design-Builder’s obligation to correct nonconforming Work and is not intended to constitute a period of limitations for any other rights or remedies Owner may have regarding Design-Builder’s other obligations under the Contract Documents.

Article 9
Contract Price
9.1 Contract Price. As full consideration to Design-Builder for full and complete performance of the Work and all costs incurred in connection therewith, Owner shall pay Design-Builder in accordance with the terms of Article 10, the sum of One Hundred Nine Million Seven Hundred Six Thousand Seven Hundred Eighty-eight Dollars ($109,706,788.00) (“Contract Price”), subject to adjustments made in accordance with this Agreement. The Contract Price does not include the water pre-treatment system and the fire protection system which shall be provided by Design-Builder pursuant to a separate side-letter agreement executed by Owner and Design-Builder at Design-Builder’s standard time plus material rates during the relevant time period and at the relevant locale. Owner acknowledges that it has taken no action which would impose a union labor or prevailing wage requirement on Design-Builder, Owner or the Project. The Parties acknowledge and agree that if after the date hereof, an Owner’s action, a change in Applicable Law, or a Governmental Authority acting pursuant to a change in Applicable Law shall require Design-Builder to employ union labor or compensate labor at prevailing wages, the Contract Price shall be adjusted upwards to include any increased costs, of any kind or nature, associated with such labor or wages including but not limited to site security and personnel costs. Such adjustments shall include, but not be limited to, increased labor, subcontractor, and material and equipment costs resulting from any union or prevailing wage requirement; provided, however, that if an option is made available to either employ union labor, or to compensate labor at prevailing wages, such option shall be at Design-Builder’s sole discretion and that if such option is executed by Owner without Design-Builder’s agreement, Design-Builder shall have the right to terminate this agreement and shall be entitled to compensation pursuant to Section 15.3.1 hereof.
9.2 Effect of Cost Increase on Contract Price. The Contract Price shall be subject to adjustment by Design-Builder as follows:
9.2.1 Construction Cost Index Increase. The Baseline Index for this Agreement shall be 7540.38 (September 2005) (“Baseline Index”). The Baseline Index is based on the Construction Cost Index published by Engineering News-Record Magazine (“CCI”). If between the Effective Date and the date on which a valid Notice to Proceed is given to Design-Builder the CCI increases over the Baseline Index, Design-Builder shall notify Owner in writing that it is adjusting the Contract Price and the Contract Price shall be increased by a percentage amount equal to the percentage increase in CCI.
Article 10
Payment Procedures
10.1 Payment Prior to Financial Closing.
10.1.1 Mobilization Fee. As part of the Contract Price, Owner shall pay Design-Builder Twenty Million Dollars ($20,000,000.00), as a mobilization fee, as soon as allowed by its organizational documents and any other agreements or Laws and at the latest, at the earlier to occur of Financial Closing or the issuance of a Notice to Proceed. The Twenty Million Dollar ($20,000,000.00) mobilization fee payment shall be subject to retainage as provided by Section 10.2.7.

10.2 Progress Payments.
10.2.1 Application for Payment. Following the issuance of Notice to Proceed pursuant to Section 6.2, Design-Builder shall submit to Owner, on or before the twenty-fifth (25th) Day of each month, its request for payment for all Work performed and not paid for during the previous Pay Period (the “Application for Payment”). The Application for Payment shall be substantially in the form attached hereto as Exhibit M. Along with each Application for Payment, Design-Builder shall submit to Owner, via hardcopy or by electronic means including facsimile or portable document format, signed lien waivers, substantially in the form attached hereto as Exhibit N, received from Design-Builder, Subcontractors and suppliers for the Work included in the Application for Payment submitted for the immediately preceding Pay Period and for which payment has been received. Notwithstanding the foregoing, nothing herein requires that signed lien waivers submitted pursuant to this section be notarized or otherwise certified in any manner.
10.2.2 The Application for Payment shall constitute Design-Builder’s representation that the Work has been performed consistent with the Contract Documents and has progressed to the point indicated in the Application for Payment. The Parties agree that the work completed at the Site, the comparison of the Application for Payment against the work schedule, and the Schedule of Values shall provide sufficient substantiation of the accuracy of the Application for Payment and that no additional documentation will be provided to Owner or Independent Engineer in support of an Application for Payment. Title to the Work, including Work reflected in an Application for Payment which is in process, is in transit, is in storage, or has been incorporated into the Site, shall pass to Owner free and clear of all claims, liens, encumbrances, and security interests upon Design-Builder’s receipt of payment therefor.
10.2.3 Within ten (10) Days after Owner’s receipt of each Application for Payment, Owner shall pay Design-Builder all amounts properly due, but in each case less the total of payments previously made, and less amounts properly withheld under this Agreement.
10.2.4 The Application for Payment may request payment for equipment and materials not yet incorporated into the Project; provided that (i) the equipment and materials are suitably stored at either the Site or another location, (ii) the equipment and materials are protected by suitable insurance, and (iii) upon payment, Owner will receive the equipment and materials free and clear of all liens and encumbrances except for liens of the Lenders and other liens and encumbrances permitted under the Financing Documents.
10.2.5 Schedule of Values. The schedule of values attached hereto as Exhibit E (the “Schedule of Values”) (i) subdivides the Work into its respective parts, (ii) includes values for all items comprising the Work, and (iii) serves as the basis for monthly progress payments made to Design-Builder throughout the Work.

10.2.6 Withholding of Payments. On or before the date set forth in Section 10.2.3, Owner shall pay Design-Builder all amounts properly due. If Owner determines that Design-Builder is not entitled to all or part of an Application for Payment, it will notify Design-Builder in writing at least five (5) Days prior to the date payment is due. The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Design-Builder must take to rectify Owner’s concerns. Design-Builder and Owner will attempt to resolve Owner’s concerns prior to the date payment is due. If the Parties cannot resolve such concerns, Design-Builder may pursue its rights under the Contract Documents, including those under Article 19. Notwithstanding anything to the contrary in the Contract Documents, Owner shall pay Design-Builder all undisputed amounts in an Application for Payment within the times required by the Agreement.
10.2.7 Retainage on Progress Payments. Owner will retain ten percent (10%) of each payment up to a maximum of Five Million Four Hundred Eighty-five Thousand Three Hundred Thirty-nine Dollars ($5,485,339.00). Once Five Million Four Hundred Eighty-five Thousand Three Hundred Thirty-nine Dollars ($5,485,339.00) has been retained, in total, Owner will not retain any additional amounts from any subsequent payments. Notwithstanding the foregoing, the maximum retainage set forth herein shall increase if the Contract Price is increased pursuant to Section 9.2 of this Agreement such that the maximum retainage will equal five percent (5%) of the Contract Price as adjusted. Owner will also reasonably consider reducing retainage for Subcontractors completing their work early in the Project. Upon Substantial Completion of the Work Owner shall release to Design-Builder all retained amounts less an amount equal to the reasonable value of all remaining or incomplete items of Work and less an amount equal to the value of any Subcontractor lien waivers not yet obtained, as noted in the Certificate of Substantial Completion, provided that such payment shall only be made if Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A.
10.3 Final Payment. Design-Builder shall deliver to Owner a request for final payment (the “Final Application for Payment”) when Final Completion has been achieved in accordance with Section 6.5. Owner shall make final payment within thirty (30) Days after Owner’s receipt of the Final Application for Payment (“Final Payment”).
10.4 Failure to Pay Amounts Due.
10.4.1 Interest. Payments which are due and unpaid by Owner to Design-Builder, whether progress payments or Final Payment, shall bear interest commencing five (5) Days after payment is due at the rate that is the lower of eighteen percent (18%) per annum, or the maximum rate allowed by Law.
10.4.2 Right to Suspend Work. If Owner fails to pay Design-Builder any undisputed amount that becomes due, Design-Builder, in addition to all other remedies provided in the Contract Documents, may stop Work pursuant to Section 15.4 hereof. All payments properly due and unpaid shall bear interest at the rate set forth in Section 10.4.1.
10.4.3 Failure to Make Final Payment. Owner’s failure to make Final Payment pursuant to section 10.3 hereof shall void any and all warranties, whether express or implied, provided by Design-Builder pursuant to this Agreement.

10.5 Design-Builder’s Payment Obligations. Design-Builder will pay Design Consultants and Subcontractors, in accordance with its contractual obligations to such parties, all the amounts Design-Builder has received from Owner on account of their work. Design-Builder will impose similar requirements on Design Consultants and Subcontractors to pay those parties with whom they have contracted. Design-Builder will indemnify and defend Owner against any claims for payment and mechanic’s liens as set forth in Section 14.2 hereof.
10.6 Record Keeping and Finance Controls. With respect to changes in the Work performed on a cost basis by Design-Builder pursuant to the Contract Documents, Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles and as may be provided in the Contract Documents. During the performance of the Work and for a period of three (3) years after Final Payment, Owner and Owner’s accountants shall be afforded access from time to time, upon reasonable notice, to Design-Builder’s records, books, correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to changes in the Work performed on a cost basis in accordance with the Contract Documents, all of which Design-Builder shall preserve for a period of three (3) years after Final Payment.
Article 11
Hazardous Conditions and Differing Site Conditions
11.1 Hazardous Conditions.
11.1.1 Unless otherwise expressly provided in the Contract Documents to be part of the Work, Design-Builder is not responsible for any Hazardous Conditions encountered at the Site. Upon encountering any Hazardous Conditions, Design-Builder will stop Work immediately in the affected area and as promptly as practicable notify Owner and, if Design-Builder is specifically required to do so by Legal Requirements, all Governmental Authorities having jurisdiction over the Project or Site. Design-Builder shall not remove, remediate or handle in any way (except in case of emergency) any Hazardous Conditions encountered at the Site without prior written approval of Owner.
11.1.2 Upon receiving notice of the presence of suspected Hazardous Conditions, Owner shall take the necessary measures required to ensure that the Hazardous Conditions are remediated or rendered harmless. Such necessary measures shall include Owner retaining Qualified Independent Experts to (i) ascertain whether Hazardous Conditions have actually been encountered, and, if they have been encountered, (ii) prescribe the remedial measures that Owner is required under applicable Legal Requirements to take with respect to such Hazardous Conditions in order for the Work to proceed. Owner’s choice of such Qualified Independent Experts shall be subject to the prior approval of Design-Builder, which approval shall not be unreasonably withheld or delayed.
11.1.3 Design-Builder shall be obligated to resume Work at the affected area of the Project only after Owner’s Qualified Independent Expert provides it with written certification that (i) the Hazardous Conditions have been removed or rendered harmless, and (ii) all necessary approvals have been obtained from all government entities having jurisdiction over the Project or Site and a remediation plan has been undertaken permitting the Work to proceed.

11.1.4 Design-Builder will be entitled, in accordance with this Article 11, to an adjustment in its Contract Price and/or Contract Time(s) to the extent Design-Builder’s cost and/or time of performance have been adversely impacted by the presence of Hazardous Conditions, provided that such Hazardous Materials were not introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable.
11.1.5 To the fullest extent permitted by Law, Owner shall indemnify, defend and hold harmless Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly for any of them, and their officers, directors, employees and agents, from and against any and all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from the presence, removal or remediation of Hazardous Conditions at the Site.
11.1.6 Notwithstanding the preceding provisions of this Section 11.1, Owner is not responsible for Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable. Design-Builder shall indemnify, defend and hold harmless Owner and Owner’s officers, directors, employees and agents from and against all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from those Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable.
11.2 Differing Site Conditions; Inspection.
11.2.1 Concealed or latent physical conditions or subsurface conditions at the Site that (i) differ from the conditions indicated in the Contract Documents, or (ii) are of an unusual nature, differing from the conditions ordinarily encountered and generally recognized as inherent in the Work are collectively referred to herein as “Differing Site Conditions.” If Design-Builder encounters a Differing Site Condition, Design-Builder will be entitled to an adjustment in the Contract Price and/or Contract Time(s) to the extent Design-Builder’s cost and/or time of performance are adversely impacted by the Differing Site Condition.
11.2.2 Upon encountering a Differing Site Condition, Design-Builder shall provide prompt written notice to Owner of such condition, which notice shall not be later than fourteen (14) business days after such condition has been encountered. Design-Builder shall, to the extent reasonably possible, provide such notice before the Differing Site Condition has been substantially disturbed or altered.

Article 12
Force Majeure; Change in Legal Requirements
12.1 Force Majeure Event. A force majeure event (“Force Majeure Event”) shall mean a cause or event beyond the reasonable control of, and without the fault or negligence of a Party claiming Force Majeure, including, without limitation, an emergency, floods, earthquakes, hurricanes, tornadoes, adverse weather conditions not reasonably anticipated or acts of God; sabotage; vandalism beyond that which could reasonably be prevented by a Party claiming Force Majeure; terrorism; war; riots; fire; explosion; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); economic hardship or delay in the delivery of materials or equipment that is beyond the control of a Party claiming Force Majeure, and action or failure to take action by any Governmental Authority after the Effective Date (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such Governmental Authority), but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any Governmental Authority.
12.2 Effect of Force Majeure Event. Neither Party shall be considered in default in the performance of any of the obligations contained in the Contract Documents, except for the Owners or the Design-Builder’s obligations to pay money (including but not limited to, Progress Payments and payments of liquidated damages which become due and payable with respect to the period prior to the occurrence of the Force Majeure Event), when and to the extent the failure of performance shall be caused by a Force Majeure Event. If either Party is rendered wholly or partly unable to perform its obligations under the Contract Documents because of a Force Majeure Event, such Party will be excused from performance affected by the Force Majeure Event to the extent and for the period of time so affected; provided that:
(a)
the nonperforming Party, within forty-eight (48) hours after the nonperforming Party actually becomes aware of the occurrence and impact of the Force Majeure Event, gives the other Party written notice describing the event or circumstance in detail, including an estimation of its expected duration and probable impact on the performance of the affected Party’s obligations hereunder and continues to furnish timely regular reports with respect thereto during the continuation of and upon the termination of the Force Majeure Event;

(b)	the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;
(c)
the obligations of either Party that arose before the occurrence causing the suspension of performance and the performance that is not prevented by the occurrence, shall not be excused as a result of such occurrence;

(d)
the nonperforming Party uses its best efforts to remedy its inability to perform and mitigate the effect of such event and resumes its performance at the earliest practical time after cessation of such occurrence or until such time that performance is practicable;

(e)	when the nonperforming Party is able to resume performance of its obligations under the Contract Documents, that Party shall give the other Party written notice to that effect; and
(f)
Design-Builder shall be entitled to a Day-for-Day time extension for those events set forth in Section 12.1 to the extent the occurrence of such event delayed Design-Builder’s performance of its obligations under this Agreement.

12.3 Change in Legal Requirements. The Contract Price and/or the Contract Time(s) shall be adjusted to compensate Design-Builder for the effects of any changes to the Legal Requirements that occur after the date of this Agreement and as a result of such change, the performance of the Work is adversely affected. Such effects may include, without limitation, revisions Design-Builder is required to make to the Construction Documents because of changes in Legal Requirements.
12.4 Time Impact And Availability. If the Design-Builder is delayed at any time in the commencement or progress of the Work due to a delay in the delivery of, or unavailability of, essential materials or labor to the Project as a result of a significant industry-wide economic fluctuation or disruption beyond the control of and without the fault of the Design-Builder or its Subcontractors which is experienced or expected to be experienced by certain markets providing essential materials and equipment to the Project during the performance of the Work and such economic fluctuation or disruption adversely impacts the price, availability, and delivery timeframes of essential materials, equipment, or labor (such event an “Industry-Wide Disruption”), the Design-Builder shall be entitled to an equitable extension of the Contract Time(s) on a day-for-day basis equal to such delay. The Owner and Design-Builder shall undertake reasonable steps to mitigate the effect of such delays. Notwithstanding any other provision to the contrary, the Design-Builder shall not be liable to the Owner for any expenses, losses or damages arising from a delay, or unavailability of, essential materials or labor to the Project as a result of an Industry-Wide Disruption.
Article 13
Changes to the Contract Price and Scheduled Completion Dates
13.1 Change Orders.
13.1.1 A change order (“Change Order”) is a written instrument issued after execution of this Agreement signed by Owner and Design-Builder, stating their agreement upon all of the following:
(a)	the scope of the change in the Work;

(b)	the amount of the adjustment to the Contract Price; and

(c)	the extent of the adjustment to the Contract Time(s).
13.1.2 All changes in the Work authorized by an applicable Change Order shall be performed under the applicable conditions of the Contract Documents. Owner and Design-Builder shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for such changes. Prior to incurring any costs with respect to estimating services, design services and any other services involved in the preparation of the proposed revisions to the Contract Documents, Design-Builder must obtain the written approval of Owner for such costs.

13.1.3 If Owner requests a proposal for a change in the Work from Design-Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse Design-Builder for reasonable costs incurred for estimating services, design services and any other services involved in the preparation of proposed revisions to the Contract Documents; provided that such costs were previously approved by Owner pursuant to Section 13.1.2.
13.2 Contract Price Adjustments.
13.2.1 The increase or decrease in Contract Price resulting from a change in the Work shall be a mutually accepted lump sum, properly itemized and supported by sufficient substantiating data to permit evaluation by Owner.
13.2.2 If Owner and Design-Builder disagree upon whether Design-Builder is entitled to be paid for any services required by Owner, or if there are any other disagreements over the scope of Work or proposed changes to the Work, Owner and Design-Builder shall resolve the disagreement pursuant to Article 19 hereof. As part of the negotiation process, Design-Builder shall furnish Owner with a good faith estimate of the costs to perform the disputed services in accordance with Owner’s interpretations. If the Parties are unable to agree and Owner expects Design-Builder to perform the services in accordance with Owner’s interpretations, Design-Builder shall proceed to perform the disputed services, conditioned upon Owner issuing a written order to Design-Builder (i) directing Design-Builder to proceed, and (ii) specifying Owner’s interpretation of the services that are to be performed. If this occurs, Design-Builder shall be entitled to submit in its Applications for Payment an amount equal to fifty percent (50%) of its reasonable estimated direct cost to perform the services, and Owner agrees to pay such amounts, with the express understanding that (x) such payment by Owner does not prejudice Owner’s right to argue that it has no responsibility to pay for such services, and (y) receipt of such payment by Design-Builder does not prejudice Design-Builder’s right to seek full payment of the disputed services if Owner’s order is deemed to be a change to the Work.
13.3 Emergencies. In any emergency affecting the safety of persons and/or property, Design-Builder shall act, at its discretion, to prevent threatened damage, injury or loss and shall notify the Owner as soon as practicable and in any event within forty-eight (48) hours after Design-Builder becomes aware of the emergency. The notice to Owner shall describe the emergency in detail, including a reasonable estimation of its expected duration and impact, if any, on the performance of Design-Builder’s obligations hereunder. Any change in the Contract Price and/or the Contract Time(s) on account of emergency work shall be determined as provided in this Article 13.
13.4 Failure to Complete Owner’s Milestones. The dates when Owner’s obligations are required to be completed to enable Design-Builder to achieve the Contract Time(s) are identified in Table 3 in Exhibit C (“Owner’s Milestones”). The Contract Time(s) shall be revised to provide a Day-for-Day extension of the Contract Time(s) for completion of the Work for each full Day during which Owner fails to timely complete its obligations pursuant to the Owner’s Milestones. In the event of Owner’s failure to timely complete its obligations pursuant to Owner’s Milestones results in the extension of the Contract Time(s), the Contract Price shall be adjusted to compensate Design-Builder for the effects, if any, of such change.

Article 14
Indemnity
14.1 Tax Claim Indemnification. If, in accordance with Owner’s direction, an exemption for all or part of the Work is claimed for taxes, Owner shall indemnify, defend and hold harmless Design-Builder (and its officers, directors, agents, successors and assigns) from and against any and all damages, claims costs, losses, liabilities, and expenses (including penalties, interest, fines, taxes of any kind, attorneys’ fees, accountants and other professional fees and associated expenses or costs) incurred by Design-Builder in connection with or as a result of any action taken by Design-Builder in accordance with Owner’s directive.
14.2 Payment Claim Indemnification. To the extent Design-Builder has received payment for the Work, Design-Builder shall indemnify, defend and hold harmless Owner Indemnified Parties from any claims or mechanic’s liens brought against Owner Indemnified Parties or against the Project as a result of the failure of Design-Builder, or those for whose acts it is responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Work. Within three (3) business days of receiving written notice from Owner that such a claim or mechanic’s lien has been filed, Design-Builder shall commence to take the steps necessary to discharge such claim or lien.
14.3 Design-Builder’s General Indemnification.
14.3.1 Design-Builder, to the fullest extent permitted by Law, shall indemnify, hold harmless and defend Owner, Lenders, Lenders’ Agent, and their successors, assigns, officers, directors, employees and agents (“Owner Indemnified Parties”) from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including without limitation attorney’s fees (collectively, the “Damages”) for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent or intentionally wrongful acts or omissions of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable.
14.3.2 If an employee of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable has a claim against Owner Indemnified Parties, Design-Builder’s indemnity obligation set forth in Section 14.3.1 above shall not be limited by any limitation on the amount of damages, compensation or benefits payable by or for Design-Builder, Design Consultants, Subcontractors, or other entity under any employee benefit acts, including workers’ compensation or disability acts.

14.3.3 Without limiting the generality of Section 14.3.1 hereof, Design-Builder shall fully indemnify, save harmless and defend the Owner Indemnified Parties from and against any and all Damages in favor of any Governmental Authority or other third party to the extent caused by (a) failure of Design-Builder or any Subcontractor to comply with Legal Requirements as required by this Agreement, or (b) failure of Design-Builder or any Subcontractor to properly administer and pay any taxes or fees required to be paid by Design-Builder under this Agreement.
14.3.4 Nothing in the Design-Builder’s General Indemnification contained in this Section 14.3 shall be read to limit in any way any entitlement Design-Builder shall have to insurance coverage under any insurance policy, including any insurance policy required by either Party under this Agreement.
14.4 Owner’s General Indemnification. Owner, to the fullest extent permitted by Law, shall indemnify, hold harmless and defend Design-Builder and any of Design-Builder’s officers, directors, employees, or agents from and against claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts, willful misconduct, or omissions of Owner, its officers, directors, employees, agents, or anyone for whose acts any of them may be liable.
14.4.1 Without limiting the generality of Section 14.4 hereof, Owner shall fully indemnify, save harmless and defend the Design-Builder and any of Design-Builder’s officers, directors, employees, or agents from and against any and all Damages in favor of any Governmental Authority or other third party to the extent caused by (a) failure of Owner or any of Owner’s agents to comply with Legal Requirements as required by this Agreement, or (b) failure of Owner or Owner’s agents to properly administer and pay any taxes or fees required to be paid by Owner under this Agreement.
14.4.2 Nothing in the Owner’s General Indemnification contained in this Section 14.4 shall be read to limit in any way any entitlement Owner shall have to insurance coverage under any insurance policy, including any insurance policy required by either Party under this Agreement.
14.5 Patent and Copyright Infringement
14.5.1 Design-Builder shall indemnify, hold harmless and defend Owner Indemnified Parties from and against any and all Damages based on any claim that the Work, the Work Product, or any part thereof, or the operation or use of the Work or any part thereof, constitutes infringement of any United States or foreign patent, copyright or other intellectual property, now or hereafter issued. Owner shall give prompt written notice to Design-Builder of any such action or proceeding and will reasonably provide authority, information and assistance in the defense of same. Design-Builder shall indemnify and hold harmless Owner Indemnified Parties from and against all damages and costs, including but not limited to, attorney’s fees and expenses awarded against Owner or Design-Builder in any such action or proceeding.

14.5.2 If Owner is enjoined from the operation or use of the Work, Work Product, the Project, or any part thereof, as the result of any patent or copyright suit, claim, or proceeding, Design-Builder shall at its sole expense take reasonable steps to procure the right to operate or use the Work, Work Product or the Project. If Design-Builder cannot so procure such right within a reasonable amount of time, Design-Builder shall promptly, at Design-Builder’s option and at Design-Builder’s expense, (i) modify the Work or Work Product so as to avoid infringement of any such patent or copyright or (ii) replace the Work or Work Product with Work or Work Product that does not infringe or violate any such patent, copyright, trade secret, proprietary right, confidential information or intellectual property right.
14.5.3 Sections 14.5.1 and 14.5.2 above shall not be applicable to any suit, claim or proceeding based on infringement or violation of a patent or copyright (i) relating solely to a particular process or product of a particular manufacturer specified by Owner and not offered or recommended by Design-Builder to Owner, or (ii) arising from modifications to the Work by Owner or its agents after acceptance of the Work, or (iii) relating to the operation or use of the Work by the Owner in a manner not permitted by this Agreement or the ICM License Agreement. If the suit, claim or proceeding is based upon events set forth in the preceding sentence, Owner shall defend, indemnify and hold harmless Design-Builder to the same extent Design-Builder is obligated to defend, indemnify and hold harmless Owner in Section 14.5.1 above.
Article 15
Stop Work; Termination for Cause
15.1 Owner’s Right to Stop Work. Owner may, without cause and for its convenience, order Design-Builder in writing to stop and suspend the Work. Such suspension shall not exceed sixty (60) consecutive Days or aggregate more than ninety (90) Days during the duration of the Project. Design-Builder is entitled to seek an adjustment of the Contract Price and/or the Contract Time(s) if its cost or time to perform the Work has been adversely impacted by any suspension or stoppage of work by Owner.
15.2 Owner’s Right to Perform and Terminate for Cause.
15.2.1 If Design-Builder persistently fails to: (i) provide a sufficient number of skilled workers; (ii) supply the materials required by the Contract Documents; (iii) comply with applicable Legal Requirements; (iv) timely pay, without cause, Design Consultants or Subcontractors; (v) perform the Work with promptness and diligence to ensure that the Work is completed by the Contract Time(s), as such times may be adjusted in accordance with this Agreement; or (vi) perform material obligations under the Contract Documents; then Owner, in addition to any other rights and remedies provided in the Contract Documents or by law or equity, shall have the rights set forth in Sections 15.2.2 and 15.2.3 below.

15.2.2 Upon the occurrence of an event set forth in Section 15.2.1 above, Owner may provide written notice to Design-Builder that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured within seven (7) Days of Design-Builder’s receipt of such notice. If Design-Builder fails to cure, or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Owner may give a second written notice to Design-Builder of its intent to terminate following an additional seven (7) Day period. If Design-Builder, within such second seven (7) Day period, fails to cure, or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Owner may declare the Agreement terminated for default by providing written notice to Design-Builder of such declaration. If (i) the insurance coverage required by Design-Builder pursuant Article 17 hereof is suspended or cancelled without Design-Builder providing immediate replacement coverage (and, in any case, within fourteen (14) Days of the occurrence thereof) meeting the requirements specified in Article 17 hereof; (ii) if applicable, a default occurs under the Performance Bond or the Payment Bond, or the Performance Bond or Payment Bond is revoked or terminated and such Performance Bond or the Payment Bond is not immediately replaced (and, in any case, within fourteen (14) Days of the occurrence thereof) by Design-Builder with a Performance Bond or a Payment Bond providing at least the same level of coverage in a form and from a surety acceptable to Owner and Lenders, or the surety under the Performance Bond or Payment Bond institutes or has instituted against it a case under the United States Bankruptcy Code; (iii) Design-Builder purports to make an assignment of this Agreement in breach of the provisions of Section 21.1 hereof, or (iv) any representation or warranty made by Design-Builder under Section 18.1 hereof was false or materially misleading when made, then Owner may terminate this Agreement upon written notice to Design-Builder.
15.2.3 Upon declaring the Agreement terminated pursuant to Section 15.2.2 above, Owner may enter upon the premises and take possession, for the purpose of completing the Work, of all materials, equipment, scaffolds, tools, appliances and other items thereon, which have been purchased for the performance of the Work, all of which Design-Builder hereby transfers, assigns and sets over to Owner for such purpose, and to employ any person or persons to complete the Work and provide all of the required labor, services, materials, equipment and other items. In the event of such termination, Design-Builder shall not be entitled to receive any further payments under the Contract Documents until the Work shall be finally completed in accordance with the Contract Documents. At such time, if the unpaid balance of the Contract Price exceeds the cost and expense incurred by Owner in completing the Work, Design-Builder will be paid promptly by Owner for Work performed prior to its default. If Owner’s cost and expense of completing the Work exceeds the unpaid balance of the Contract Price, then Design-Builder shall be obligated to promptly pay the difference to Owner. Such costs and expense shall include not only the cost of completing the Work, but also losses, damages, costs and expenses, including attorneys’ fees and expenses, incurred by Owner in connection with the re-procurement and defense of claims arising from Design-Builder’s default, subject to the waiver of consequential damages set forth in Section 19.4 and the limitation of liability set forth in Section 19.5 hereof.
15.2.4 If Owner improperly terminates the Agreement for cause, the termination for cause will be converted to a termination for convenience in accordance with the provisions of Section 15.3.
15.3 Owner’s Right to Terminate for Convenience.

15.3.1 Upon ten (10) Days’ written notice to Design-Builder, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Design-Builder for the following:
(a)	to the extent not already paid, all Work executed, and for proven loss, cost or expense in connection with the Work;
(b)	the reasonable costs and expenses attributable to such termination, including demobilization costs;
(c)	amounts due in settlement of terminated contracts with Subcontractors and Design Consultants;
(d)	overhead and profit margin in the amount of fifteen percent (15%) on the sum of items (a) and (b) above; and
(e)	all retainage withheld by Owner on account of Work that has been completed in accordance with the Contract Documents.
15.3.2 If Owner terminates this Agreement pursuant to this Section 15.3 and proceeds to design and construct the Project through its employees, agents or third parties, Owner’s rights to use the Work Product shall be as set forth in Section 5.3.
15.4 Design-Builder’s Right to Stop Work.
15.4.1 Design-Builder may, in addition to any other rights afforded under the Contract Documents or at Law, stop work for Owner’s failure to pay amounts properly due under Design-Builder’s Application for Payment.
15.4.2 If any of the events set forth in Section 15.4.1 above occur, Design-Builder has the right to stop work by providing written notice to Owner that Design-Builder will stop work unless such event is cured within seven (7) Days from Owner’s receipt of Design-Builder’s notice. If Owner fails to cure or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Design-Builder may give a second written notice to Owner of its intent to stop work within an additional seven (7) Day period. If Owner, within such second seven (7) Day period, fails to cure, or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Design-Builder may stop work. In such case, Design-Builder shall be entitled to make a claim for adjustment to the Contract Price and Contract Time(s) to the extent it has been adversely impacted by such stoppage.
15.5 Design-Builder’s Right to Terminate for Cause.
15.5.1 Design-Builder, in addition to any other rights and remedies provided in the Contract Documents or by Law, may terminate the Agreement for cause for the following reasons:

(a)
The Work has been stopped for sixty (60) consecutive Days, or more than ninety (90) Days during the duration of the Project, because of court order, any Governmental Authority having jurisdiction over the Work, or orders by Owner under Section 15.1 hereof, provided that such stoppages are not due to the acts or omissions of Design-Builder, Design Consultant and their respective officers, agents, employees, Subcontractors or any other person for whose acts the Design-Builder may be liable under Law.

(b)
Owner’s failure to provide Design-Builder with any information, permits or approvals that are Owner’s responsibility under the Contract Documents which result in the Work being stopped for sixty (60) consecutive Days, or more than ninety (90) Days during the duration of the Project, even though Owner has not ordered Design-Builder in writing to stop and suspend the Work pursuant to Section 15.1 hereof.

(c)
Owner fails to meet its obligations under Exhibit C and such failure results in the Work being stopped for sixty (60) consecutive Days, or more than ninety (90) Days during the duration of the Project even though Owner has not ordered Design-Builder in writing to stop and suspend the Work pursuant to Section 15.1 hereof.

(d)	Owner’s failure to cure the problems set forth in Section 15.4.1 above within seven (7) Days after Design-Builder has stopped the Work.
15.5.2 Upon the occurrence of an event set forth in Section 15.5.1 above, Design-Builder may elect to terminate this Agreement by providing written notice to Owner that it intends to terminate the Agreement unless the problem cited is cured within seven (7) Days of Owner’s receipt of such notice. If Owner fails to cure, or reasonably commence to cure, such problem, then Design-Builder may give a second written notice to Owner of its intent to terminate within an additional seven (7) Day period. If Owner, within such second seven (7) Day period, fails to cure such problem, then Design-Builder may declare the Agreement terminated for default by providing written notice to Owner of such declaration. In such case, Design-Builder shall be entitled to recover in the same manner as if Owner had terminated the Agreement for its convenience under Section 15.3.
15.6 Bankruptcy of Owner or Design-Builder.
15.6.1 If either Owner or Design-Builder institutes or has instituted against it a case under the United States Bankruptcy Code (such Party being referred to as the “Bankrupt Party”), such event may impair or frustrate the Bankrupt Party’s ability to perform its obligations under the Contract Documents. Accordingly, should such event occur:
(a)
The Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future obligations under the Contract Documents, which assurances shall be provided within ten (10) Days after receiving notice of the request; and

(b)
The Bankrupt Party shall file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60) Days of the institution of the bankruptcy filing and shall diligently prosecute such action.

15.6.2 If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party under this Article 15.
15.6.3 The rights and remedies under this Section 15.6 shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by Law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of Design-Builder to stop Work under any applicable provision of this Agreement.
15.7 Lenders’ Right to Cure. At any time after the occurrence of any event set forth in Section 15.4.1 or Section 15.5.1, but within the timeframes set forth therein, the Lenders shall have the right, but not the obligation, to cure such default on behalf of Owner.
Article 16
Representatives of the Parties
16.1 Designation of Owner’s Representatives. Owner designates the individual listed below as its senior representative (“Owner’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Article 19:
Steve Eastman
Chairman of the Board
106 West Main
PO Box C
Riceville, IA 50466
Telephone: (641) 985-4025
Facsimile: (641) 985-4046
Owner designates the individual listed below as its representative (“Owner’s Representative”), which individual has the authority and responsibility set forth in Section 4.4:
Steve Eastman
Chairman of the Board
106 West Main
PO Box C
Riceville, IA 50466
Telephone: (641) 985-4025
Facsimile: (641) 985-4046
16.2 Designation of Design-Builder’s Representatives. Design-Builder designates the individual listed below as its senior representative (“Design-Builder’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Article 19:

Roland “Ron” Fagen
CEO and President
501 W. Highway 212
P.O. Box 159
Granite Falls, MN 56241
Telephone: (320) 564-3324
Facsimile: (320) 564-3278
Design-Builder designates the individual listed below as its representative (“Design-Builder’s Representative”), which individual has the authority and responsibility set forth in Section 3.1:
Aaron Fagen
Chief Operating Officer
501 W. Highway 212
P.O. Box 159
Granite Falls, MN 56241
Telephone: (320) 564-3324
Facsimile: (320) 564-3278
Article 17
Insurance
17.1 Insurance. Design-Builder shall procure and maintain in force through the Final Completion Date the following insurance coverages with the policy limits indicated, and otherwise in compliance with the provisions of this Agreement:

Commercial General Liability:
General Aggregate	$2,000,000
Products-Comp/Op AGG	$2,000,000
Personal & Adv Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage (Any one fire)	$50,000
Med Exp (Any one person)	$5,000

Automobile Liability:
Combined Single Limit
Each Occurrence	$1,000,000

Excess Liability — Umbrella Form:
Each Occurrence	$20,000,000
Aggregate	$20,000,000

Workers’ Compensation
Statutory limits as required by the state in which the Work is performed.

Employers’ Liability:
Each Accident	$1,000,000
Disease-Policy Limit	$1,000,000
Disease-Each Employee	$1,000,000

Professional Errors and Omissions
Per Claim	$5,000,000
Annual	$5,000,000
17.2 Design-Builder’s Insurance Requirements.
17.2.1 Design-Builder is responsible for procuring and maintaining from insurance companies authorized to do business in the state in which the Project is located, the following insurance coverages for certain claims which may arise from or out of the performance of the Work and obligations under the Contract Documents:
(a)	coverage for claims arising under workers’ compensation, disability and other similar employee benefit Laws applicable to the Work;
(b)	coverage for claims by Design-Builder’s employees for bodily injury, sickness, disease, or death;
(c)	coverage for claims by any person other than Design-Builder’s employees for bodily injury, sickness, disease, or death;
(d)	coverage for usual personal injury liability claims for damages sustained by a person as a direct or indirect result of Design-Builder’s employment of the person, or sustained by any other person;
(e)	coverage for claims for damages (other than to the Work) because of injury to or destruction of tangible property, including loss of use;
(f)	coverage for claims of damages because of personal injury or death, or property damage resulting from ownership, use and maintenance of any motor vehicle; and
(g)	coverage for contractual liability claims arising out of Design-Builder’s obligations under Section 14.2.
17.2.2 Design-Builder’s liability insurance required by this Section 17.2 shall be written for the coverage amounts set forth in Section 17.1 and shall include completed operations insurance for the period of time set forth in the Agreement.
17.2.3 [Intentionally left blank.]

17.2.4 To the extent Owner requires Design-Builder or any Design Consultant to provide professional liability insurance for claims arising from the negligent performance of design services by Design-Builder or the Design Consultant, the coverage limits, duration and other specifics of such insurance shall be as set forth in the Agreement. Any professional liability shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Project. Such policies shall be provided prior to the commencement of any design services hereunder.
17.2.5 Prior to commencing any construction services hereunder, Design-Builder shall provide Owner with certificates evidencing that (i) all insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect for the duration required by the Contract Documents and (ii) no insurance coverage required hereunder will be canceled, renewal refused, or changed unless at least thirty (30) Days prior written notice is given to Owner.
17.3 Owner’s Liability Insurance. Owner shall procure and maintain from insurance companies authorized to do business in the state in which the Project is located such liability insurance to protect Owner from claims which may arise from the performance of Owner’s obligations under the Contract Documents or Owner’s conduct during the course of the Project. The general and professional liability insurance obtained by Owner shall name Design-Builder, the Lenders and Lenders’ Agent as additional insureds, and shall include the interests of such parties and of Design Consultants and Subcontractors without application of deductible, retention or retrospective premiums as to the additional insureds, Design Consultants and Subcontractors.
17.4 Owner’s Property Insurance.
17.4.1 Unless otherwise provided in the Contract Documents, Owner shall procure from insurance companies authorized to do business in the state in which the Project is located, and maintain through Final Completion, property insurance upon the entire Project in a minimum amount equal to the full insurable value of the Project, including professional fees, overtime premiums and all other expenses incurred to replace or repair the insured property. The property insurance obtained by Owner shall include as additional insureds the interests of Owner, Design-Builder, the Lenders and Lenders’ Agent and shall include the interest of such parties and of Design Consultants and Subcontractors and shall insure against the perils of fire and extended coverage, theft, vandalism, malicious mischief, collapse, flood, earthquake, debris removal and other perils or causes of loss as called for in the Contract Documents and without application of any deductible, retention or retrospective premium with respect to such parties and the additional insureds. Owner shall maintain coverage equal to or in excess of the value of each of Design-Builder’s, Design Consultants’, and Subcontractors’ property on the Site. The property insurance shall include physical loss or damage to the Work, including materials and equipment in transit, at the Site or at another location. Notwithstanding the foregoing, the property insurance provided by Owner hereunder shall not be required to include Design-Builder’s, Design Consultants’, and Subcontractors’ tools or construction equipment.

17.4.2 Unless the Contract Documents provide otherwise, Owner shall procure and maintain boiler and machinery insurance that will include as additional insureds the Owner and Design-Builder shall include the interest of such parties and of Design Consultants and Subcontractors in an amount not less than Contract Price and without application of any deductible, retention or retrospective premium as to the additional insureds and Design Consultants and Subcontractors. Owner shall maintain coverage equal to or in excess of the value of each of Design-Builder’s, Design Consultants’, and Subcontractors’ interest or investment in boiler or machinery equipment on the Site.
17.4.3 Prior to Design-Builder commencing any Work, Owner shall obtain a builder’s risk insurance policy naming Owner as the insured with Design-Builder as additional insured and shall include the interest of Design Consultants and Subcontractors, in an amount not less than the Contract Price and without application of deductible, retention or retrospective premium as to all such parties.
17.4.4 Owner shall also obtain, prior to Design-Builder commencing any Work, terrorism coverage as described by the Terrorism Risk Insurance Act of 2002, Pub. L. No. 107-297, 116 Stat. 2322 (2002), as extended by the Terrorism Risk Insurance Extension Act of 2005, Pub. L. No. 109-144 (2005), or any successor act or renewing act for the period during which the Terrorism Risk Insurance Act or any successor act or renewing act is in effect.
17.4.5 Prior to Design-Builder commencing any Work, Owner shall provide Design-Builder with copies of the insurance certificates reflecting coverages required under this Section 17.4 evidencing that (i) all Owner’s insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect until Design-Builder has completed all of the Work and has received Final Payment from Owner, and (ii) no insurance coverage will be canceled, renewal refused, or changed unless at least thirty (30) Days prior written notice is given to Design-Builder. All insurance certificates provided by Owner pursuant to this Section 17.4.5 shall, as applicable, clearly identify in writing as additional insureds and/or expressly include the interests of Design-Builder, Design Consultants and Subcontractors. Owner’s property insurance shall not lapse or be cancelled during the term of this Agreement. Promptly after Owner’s receipt thereof, Owner shall be required to provide Design-Builder with copies of all insurance policies to which Design-Builder, Design Consultants, and Subcontractors are named as additional insureds. In the event Owner replaces insurance providers for any policy required under this Section, revises policy coverages, or otherwise modifies any applicable insurance policy in any way, Owner shall provide Design-Builder, for its review or possession as provided under this Section 17.4.5, the certificate of insurance and a copy of such new, revised or modified policy when available.
17.4.6 Any loss covered under Owner’s property insurance shall be adjusted with Owner and Design-Builder and made payable to both of them as trustees for the insureds as their interests may appear, subject to any applicable mortgage clause. All insurance proceeds received as a result of any loss will be placed in a separate account and distributed in accordance with such agreement as the interested parties may reach. Any disagreement concerning the distribution of any proceeds will be resolved in accordance with Article 19 hereof.
17.4.7 Owner and Design-Builder waive against each other and Owner’s separate contracts, Design Consultants, Subcontractors, agents and employees of each and all of them all damages covered by property insurance provided herein, except such rights as they may have to the proceeds of such insurance. Design-Builder and Owner shall, where appropriate, require similar waivers of subrogation from Owner’s separate contractors, Design Consultants Subcontractors, and insurance providers and shall require each of them to include similar waivers in their contracts or policies.

Article 18
Representations and Warranties
18.1 Design-Builder and Owner Representations and Warranties. Each of Design-Builder and Owner represents that:
(a)
it is duly organized, validly existing and in good standing under the Laws of its formation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)
this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditor’s rights or by general equitable principles;

(c)
the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate (a) the certificate of incorporation or bylaws or equivalent organizational documents of such Party, or (b) any Law applicable to such Party and other than the permits listed on Exhibit G, such execution, delivery and performance of this Agreement does not require any Governmental Approval; and

(d)
there is no action pending or, to the knowledge of such Party, threatened, which would hinder, modify, delay or otherwise adversely affect such Party’s ability to perform its obligations under the Contract Documents.

18.2 Design-Builder Representations and Warranties. Design-Builder further represents that it has the necessary financial resources to fulfill its obligations under this Agreement.
Article 19
Dispute Resolution
19.1 Dispute Avoidance and Mediation. The Parties are fully committed to working with each other throughout the Project and agree to communicate regularly with each other at all times so as to avoid or minimize disputes or disagreements. If disputes or disagreements do arise, Design-Builder and Owner each commit to resolving such disputes or disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the Work.

Design-Builder and Owner will first attempt to resolve disputes or disagreements at the field level through discussions between Design-Builder’s Representative and Owner’s Representative.
If a dispute or disagreement cannot be resolved through Design-Builder’s Representative and Owner’s Representative, Design-Builder’s Senior Representative and Owner’s Senior Representative, upon the request of either Party, shall meet as soon as conveniently possible, but in no case later than thirty (30) Days after such a request is made, to attempt to resolve such dispute or disagreement. Prior to any meetings between the Senior Representatives, the Parties will exchange relevant information that will assist the Parties in resolving their dispute or disagreement.
If, after meeting, the Senior Representatives determine that the dispute or disagreement cannot be resolved on terms satisfactory to both Parties, the Parties shall submit the dispute or disagreement to non-binding mediation. The mediation shall be conducted in Minneapolis, Minnesota by a mutually agreeable impartial mediator or, if the Parties cannot so agree, a mediator designated by the American Arbitration Association (“AAA”) pursuant to its Construction Industry Arbitration Rules and Mediation Procedures. The mediation will be governed by and conducted pursuant to a mediation agreement negotiated by the Parties or, if the Parties cannot so agree, by procedures established by the mediator. Mediation is a condition precedent to arbitration, unless the Parties agree otherwise.
19.2 Arbitration. Any claims, disputes or controversies between the Parties arising out of or relating to the Agreement, or the breach thereof, which have not been resolved in accordance with the procedures set forth in Section 19.1 above shall be decided by arbitration to be conducted in Minneapolis, Minnesota in accordance with the Construction Industry Arbitration Rules and Mediation Procedures of the AAA then in effect, unless the Parties mutually agree otherwise. A demand for arbitration shall be made within a reasonable time after the dispute has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such dispute would be barred by the applicable statute of limitations. The arbitration shall be governed by the Federal Arbitration Act.
The award of the arbitrator(s) shall be final and binding upon the Parties. Judgment may be entered upon it by any court having jurisdiction thereof.
Design-Builder and Owner expressly agree that any arbitration pursuant to this Section 19.2 may be joined or consolidated with any arbitration involving any other person or entity (i) necessary to resolve the claim, dispute or controversy, or (ii) substantially involved in or affected by such claim, dispute or controversy. Both Design-Builder and Owner will include appropriate provisions in all contracts they execute with other parties in connection with the Project to require arbitration of all disputes and such joinder or consolidation.
The prevailing Party in any arbitration, or any other final, binding dispute proceeding upon which the Parties may agree, shall be entitled to recover from the other Party reasonable attorneys’ fees and expenses incurred by the prevailing Party.

19.3 Duty to Continue Performance. Unless provided to the contrary in the Contract Documents, Design-Builder shall continue to perform the Work and Owner shall continue to satisfy its payment obligations to Design-Builder, pending the final resolution of any dispute or disagreement between Design-Builder and Owner.
19.4 No Consequential Damages.
19.4.1 Notwithstanding anything herein to the contrary (except as set forth in Section 19.4.2 below), neither Design-Builder nor Owner shall be liable to the other for any consequential losses or damages, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to, losses of use, profits, business, reputation or financing, except that Design-Builder does not waive any such damages resulting from or arising out of any breach of Owner’s duties and obligations under the limited license granted by Design-Builder to Owner pursuant to Article 5.
19.4.2 The consequential damages limitation set forth in Section 19.4.1 above is not intended to affect the payment of liquidated damages, if any, set forth in Section 7.3 of the Agreement, which both Parties recognize has been established, in part, to reimburse Owner for some damages that might otherwise be deemed to be consequential.
19.5 Limitation of Liability. Notwithstanding anything else in this Agreement to the contrary, the aggregate liability of Design-Builder, its Subcontractors, vendors, suppliers, agents and employees, to Owner (or any successor thereto or assignee thereof) for any and all claims and/or liabilities arising out of or relating in any manner to the Work or to Design-Builder’s performance or non-performance of its obligations hereunder, whether based in contract, tort (including negligence), strict liability, or otherwise, shall not exceed, in the aggregate, the Contract Price and shall be reduced, upon the issuance of each Application for Payment, by the total value of such Application for Payment; provided, however, that upon the earlier of Substantial Completion or such point in time requests for payment pursuant to Article 10 have been made for ninety percent (90%) of the Contract Price, Design-Builder’s aggregate liability shall be limited to the greater of (1) Ten Percent (10%) of the Contract Price or (2) the amount of insurance coverage available to respond to the claim or liability under any policy of insurance provided by Design-Builder under this Agreement. The aggregate liability of Design-Builder shall not include increased costs of purchasing equipment, materials, supplies, or services, except to the extent Owner has terminated the Agreement pursuant to Section 15.2 and such equipment, materials, supplies, and services are required to complete the Work or to the extent that any of such equipment, materials, supplies, and services may be included in the payment of liquidated damages pursuant to Section 7.3 hereof. Notwithstanding the foregoing, the maximum aggregate liability of Design-Builder for failure to achieve the Contract Time(s) shall be as set forth in Section 7.3.

Article 20
Confidentiality of Shared Information
20.1 Non-Disclosure Obligation. Except as required by court order, subpoena, or Applicable Law, the Parties will hold in confidence, and will use only for the purposes of completing the Project, any and all Confidential Information disclosed to each other. Neither Party shall disclose to third parties any Confidential Information without the express written consent of the other Party, which consent shall not be unreasonably withheld. The Parties shall at all times use their respective reasonable efforts to keep all Confidential Information and information regarding the terms and conditions of this Agreement confidential. However, the Parties may disclose Confidential Information to their respective lenders, lenders’ agents, advisors and/or consultants only as reasonably necessary in connection with the financing of the Plant or to enable them to advise the Parties with regard to the Contract Documents and the Project, provided that prior to such disclosure any party to whom Confidential Information is disclosed is informed by the disclosing Party of the existence of this confidentiality obligation and agrees to be obligated to maintain the confidentiality of any information received. The term “Confidential Information” will mean (i) confidential or proprietary information regarding the other Party’s business affairs, finances, technology, processes, plans or installations, product information, know-how, or other information that is received from the other Party pursuant to this Agreement or the Parties’ relationship prior thereto or is developed pursuant to this Agreement, (ii) any and all information concerning the Contract Documents, the Agreement, or the terms thereof, and (iii) all information which one Party, directly or indirectly, may acquire from another Party; however, Confidential Information will not include information falling into any of the following categories:
(a)	information that, at the time of disclosure hereunder, is in the public domain;
(b)	information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement or the obligation of confidentiality;
(c)	information that, prior to disclosure hereunder, was already in the recipient’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;
(d)	information obtained by the recipient from a third party having an independent right to disclose this information; and
(e)	information that is available through discovery by independent research without use of or access to the Confidential Information acquired from the other Party; and
(f)	photographs and descriptive information regarding the Project, including Plant capacity, Owner’s name, and Project location, as used by Design-Builder for purposes of marketing and promotion.

Each Party’s obligation to maintain Confidential Information in confidence will be deemed performed if such Party observes with respect thereto the same safeguards and precautions which such Party observes with respect to its own Confidential Information of the same or similar kind. It will not be deemed to be a breach of the obligation to maintain Confidential Information in confidence if Confidential Information is disclosed upon the order of a court or other authorized Governmental Authority, or pursuant to other Legal Requirements. However, if Owner is required to file the Contract Documents or a portion thereof with a Governmental Authority, it agrees that it will not do so without first informing Design-Builder of the requirement and seeking confidential treatment of the Contract Documents prior to filing the documents or a portion thereof.
20.2 Publicity and Advertising. Owner shall not make or permit any of its subcontractors, agents, or vendors to make any external announcement or publication, release any photographs or information concerning the Project or any part thereof, or make any other type of communication to any member of the public, press, business entity, or any official body which names Design-Builder unless prior written consent is obtained from Design-Builder, which consent shall not be unreasonably withheld.
20.3 Term of Obligation. The confidentiality obligations of the Parties pursuant to this Article 20 shall survive the expiration or other termination of this Agreement for a period of five (5) years.
Article 21
Miscellaneous
21.1 Assignment. This Agreement shall be binding upon, shall inure to the benefit of, and may be performed by, the successors and permitted assigns of the Parties, except that neither Design-Builder nor Owner shall, without the written consent of the other, assign or transfer this Agreement or any of the Contract Documents. Design-Builder’s subcontracting portions of the Work in accordance with this Agreement shall not be deemed to be an assignment of this Agreement. Owner may assign all of its rights and obligations under the Contract Documents to its Lenders or Lenders’ Agent as collateral security in connection with Owner obtaining or arranging any financing for the Project; provided, however, Owner shall deliver, at least ten (10) Days prior to any such assignment, to Design-Builder (i) written notice of such assignment and (ii) a copy of the instrument of assignment in form and substance reasonably acceptable to Design-Builder, whose approval shall not be unreasonably withheld. The Lenders or Lenders’ Agent may assign the Contract Documents or their rights under the Contract Documents, including without limitation in connection with any foreclosure or other enforcement of their security interest. Design-Builder shall execute, if requested, a consent to assignment for the benefit of the Lenders and/or the Lenders’ Agent in form and substance reasonably acceptable to Design-Builder, which form is attached hereto as Exhibit O, provided that with respect to any such assignments such assignee demonstrates to Design-Builder’s satisfaction that it has the capability to fulfill Owner’s obligations under this Agreement.
21.2 Successors. Design-Builder and Owner intend that the provisions of the Contract Documents are binding upon the Parties, their employees, agents, heirs, successors and assigns.

21.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, the substantive laws of the state of Minnesota, without regard to the conflict of laws provisions thereof.
21.4 Severability. If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.
21.5 No Waiver. The failure of either Design-Builder or Owner to insist, in any one (1) or more instances, on the performance of any of the obligations required by the other under the Contract Documents shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.
21.6 Headings. The table of contents and the headings used in this Agreement or any other Contract Document, are for ease of reference only and shall not in any way be construed to limit, define, extend, describe, alter, or otherwise affect the scope or the meaning of any provision of this Agreement.
21.7 Notice. Whenever the Contract Documents require that notice be provided to a Party, notice shall be delivered in writing to such Party at the address listed below. Notice will be deemed to have been validly given if delivered (i) in person to the individual intended to receive such notice, (ii) by registered or by certified mail, postage prepaid to the address indicated in the Agreement within four (4) Days after being sent, or (iii) by facsimile, by the time stated in a machine-generated confirmation that notice was received at the facsimile number of the intended recipient.
If to Design-Builder, to:
Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241
Attention: Aaron Fagen
Fax: (320) 564-3278
with a copy to:
Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241
Attention: Jennifer Johnson
Fax: (320) 564-3278

and to:
Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241
Attention: Ryan Manthey
Fax: (320) 564-3278
If to Owner, to:
Homeland Energy Solutions LLC
106 West Main
PO Box C
Riceville, IA 50466
Attention: Steve Eastman
Fax: (641) 985-4046
and
Lender’s Agent at the address provided for Lender’s Agent to Design-Builder by Owner by notice within five (5) Days following the Financial Closing.
21.8 No Privity with Design Consultant/Subcontractors. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Design Consultant or Subcontractor.
21.9 Amendments. The Contract Documents may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each Party.
21.10 Entire Agreement. This Agreement consists of the terms and conditions set forth herein, as well as the Exhibits hereto, which are incorporated by reference herein and made a part hereof. This Agreement sets forth the full and complete understanding of the Parties as of the Effective Date with respect to the subject matter hereof.
21.11 Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is intended to be solely for the benefit of the Owner, the Design-Builder and permitted assigns, and is not intended to and shall not confer any rights or benefits on any person not a signatory hereto.
21.12 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same Agreement, and may be executed and delivered by facsimile signature, which shall be considered an original.

21.13 Survival. Notwithstanding any provisions herein to the contrary, the Work Product provisions set forth in Article 5 and the indemnity obligations set forth herein shall survive (in full force and effect) the expiration or termination of this Agreement and shall continue to apply to the Parties to this Agreement even after termination of this Agreement or the transfer of such Party’s interest in this Agreement.
[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties hereto have caused their names to be hereunto subscribed by their officers thereunto duly authorized, intending thereby that this Agreement shall be effective as of this July 6, 2007.

OWNER:	DESIGN-BUILDER:

Homeland Energy Solutions, LLC	Fagen, Inc.

(Name of Owner)	(Name of Design-Builder)

/s/ Stephen K. Eastman	/s/ Roland “Ron” Fagen

(Signature)	(Signature)

Stephen K. Eastman	Roland “Ron” Fagen

(Printed Name)	(Printed Name)

President	CEO and President

(Title)	(Title)

Date: 7/12/07	Date: 7/18/07

EXHIBIT A
Performance Guarantee Criteria

Criteria	Specification	Testing Statement	Documentation
Plant Capacity — fuel grade ethanol	Operate at a rate of 100 million gallons per year of denatured fuel grade ethanol meeting the specifications of ASTM 4806 based on 353 days of operation per calendar year and 4.76% denaturant.	Seven day performance test using natural gas	Production records and written report by Design-Builder.

Corn to Ethanol Conversion ratio; [*]	Not be less than 2.80 denatured gallons of ethanol per bushel (56#) of corn	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

Electrical Energy	0.75 kWh per denatured gallon of fuel grade ethanol [*]	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

Natural Gas	Shall not exceed 32,000 Btu per denatured gallon of fuel grade ethanol. (This Performance Criteria relates to production of ethanol and excludes any natural gas usage that may occur for drying corn.)	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

A-1

Criteria	Specification	Testing Statement	Documentation
Process Water Discharge (not including cooling tower blowdown and water pre-treatment (RO) discharge)	Zero gallons under normal operations.	Process discharge meter.	Control System reports.

Air Emissions	None	None	None

As part of the Performance Guarantee Criteria the Plant shall operate in accordance with all Legal Requirements.
DISCLAIMER:
Owner’s failure to materially comply with the operating procedures issued by ICM, Inc./Fagen, Inc. shall void all performance guaranties and warranties set forth in this Design-Build Agreement.
Owner understands that the startup of the plant requires resources and cooperation of the Owner, vendors and other suppliers to the project. Design-Builder disclaims any liability and Owner indemnifies Design-Builder for non-attainment of the Performance Guarantee Criteria directly or indirectly caused by material non-performance or negligence of third parties not retained by Design-Builder.

A-2

EXHIBIT B
General Project Scope
Construct a 100 MGY dry mill fuel ethanol plant near New Hampton, Iowa. The plant will grind approximately 35.8 million bushels of corn per year to produce approximately 100 MGY of denatured fuel ethanol. The plant will also produce approximately 321,000 tons per year of 11% moisture dried distillers grains with solubles (DDGS), and approximately 285,700 tons per year of raw carbon dioxide (CO2) gas.
Delivered corn will be dumped in the receiving building. The receiving building will have two truck grain receiving bays and a rail receiving bay, including an underground conveyor from the rail pit to the second truck receiving bay both of which share a common receiving leg. The truck driver will drive onto one of two pitless scales located near the administration building, be weighed and sampled, then drive to the receiving building, dump the grain, then proceed back to one of two pitless scales and obtain a final weight ticket from the scale operator. Two independent 20,000-bu/hr legs will lift the corn to one of two 500,000 — bushel concrete storage bins. A dust collection system will be installed on the grain receiving system to limit particulate emissions as described in the Air Quality Permit application.
Corn is cleaned in rotary scalpers before being milled in four parallel hammermills. Ground corn will be mixed in a slurry tank, passed through a second, and then routed through a hydroheater and cook tube following which steam is flashed off in a flash vessel. Cooked mash will continue through liquefaction tanks and into one of the seven fermenters. Simultaneously, propagated yeast will be added to the mash as the fermenter is filling. After batch fermentation is complete, the beer will be pumped to the beer well and then to the beer column to vaporize the alcohol from the mash. CO2 from the fermentation process is vented to atmosphere through a scrubber for reducing emissions.
Alcohol streams are dehydrated in the rectifier column, the side stripper and the molecular sieve system. Two hundred proof alcohol is pumped to the tank farm day tank and blended with five percent natural gasoline as the product is being pumped into one of two 1,500,000 gallon final storage tanks. A single 600 gpm truck and two uncovered 1,000 gpm rail load out stations will be provided. Tank farm tanks include: one 188,000 gallon tank for 190 proof storage, one 188,000 tank for 200 proof storage, one 188,000 tank for denaturant storage and two 1,500,000 gallon tanks for denatured ethanol storage.
Corn mash from the beer stripper is dewatered in the six parallel centrifuges. Wet cake is conveyed from the centrifuges to the dryer(s) where the water is removed from the cake and the product is dried to 11% moisture. A wet cake pad is located along side the DDGS dryer building to divert wet cake to the pad when necessary or for limited production of wet cake for sales. Water in the thin stillage is evaporated and recycled by the Bio-Methanation system. Syrup is added to the wet cake entering the dryer(s). DDGS is cooled and conveyed to flat storage in the DDGS storage building, then conveyed to DDGS storage silos. Transfer to silos is accomplished by scooping and pushing the product with a front-end loader into an in-floor conveyor system. The DDGS load out pit has capacity for approximately one semi-trailer load. DDGS is weighed for shipment through a 15,000 bph bulk-weigh system after being mechanically unloaded from the DDGS silos. A truck or rail car can be loaded without repositioning.

B-1

Fresh water for the boilers, cooking, cooling tower and other processes will be obtained from the Owner supplied water pretreatment system. Boiler water will be pumped through a deaerator scrubber and into a deaerator tank. Appropriate boiler chemicals will be added as preheated water is sent to the boiler.
Steam energy will be provided by heat recovery steam generators (HRSG’s) recovering heat from thermal oxidizers (TO’s) and utilizing a high percentage of condensate return.
The TO’s are a process used to thermally oxidize the exhaust gasses from the Dryers. This process will be used to reduce VOCs and particulates that are in the dryer exhaust and ensure compliance with environmental regulations. The energy required to complete thermal oxidization will then be ducted to a waste heat boiler that will produce 100% of the steam requirements of the ethanol plant. The exhaust gasses after passing through the HRSG’s will be ducted through stack gas economizer(s) to recover the majority of energy possible from the exhaust gas stream. After the economizer(s), the gas stream will be vented to atmosphere through a stack. Stack height will be adjusted from standard through a Change Order to meet permit requirements.
The process will be cooled by circulating water through heat exchangers, a chiller, and a cooling tower.
The design includes a compressed air system consisting of air compressor(s), a receiver tank, pre-filter, coalescing filter, and double air dryer(s).
The design also incorporates the use of a clean-in-place (CIP) system for cleaning cook, fermentation, evaporation, centrifuges, and other systems. Fifty percent caustic soda is received by truck and stored in a tank.
Under normal operating circumstances, the plant will not have any wastewater discharges that have been in contact with corn, corn mash, cleaning system, or contact process water. An ICM/Phoenix Bio-Methanator will reduce the BOD in process water allowing complete reuse within the plant. The plant will have blowdown discharges from the cooling tower, RO reject, softener reject, and may have water discharge from any water pre-treatment processes. Owner shall provide on-site connection to sanitary sewer or septic system.
Most plant processes are computer controlled by a Siemens/Moore APACS distributed control system with graphical user interface and three workstations. The control room control console will have dual monitors to facilitate operator interface between two graphics screens at the same time. Additional programmable logic controllers (PLCs) will control certain process equipment. Design-Builder provides lab equipment.
The cooking system requires the use of anhydrous ammonia, and other systems require the use of sulfuric acid. Therefore, a 18,000 gallon storage tank for ammonia and a 8,000 gallon storage tank for acid will be on site to store reasonable quantities. The ammonia storage requires that plant management implement and enforce a Process Safety Management (PSM) program. The plant design may require additional programs to ensure safety and to satisfy regulatory authorities.
NOTE: This Exhibit B is a general description of the Plant’s basic design and operation only. It is not intended to be the final Project scope or to establish the final specifications. The final design of the Plant, including equipment incorporated, and equipment specifications will be reflected in the As Built Plans. The general description does not include interconnections, equipment, or design related to a syngas plant. Owner will execute Change Orders for the syngas plant synergistic requirements including but not limited to dryer/TO burners, fuel trains, utility interconnects, design, installation, and material costs of said systems.

B-2

EXHIBIT C
Owner’s Responsibilities
Owner’s Responsibilities shall include, but not be limited to, performing and providing the permits, authorizations, services and construction as described hereafter:
1)
Land and Grading — Owner shall provide a site near New Hampton, Iowa. Owner shall obtain all legal authority to use the site for its intended purpose and perform technical due diligence to allow Design-Builder to perform including, but not limited to, proper zoning approvals, building permits, elevation restrictions, soil tests, and water tests. The site shall be rough graded per Design-Builder specifications and be +/- three inches of final grade including the rough grading for Site roadways. The site soils shall be modified as required to provide a minimum allowable soil bearing pressure as described in Table 1.

Other items to be provided by the Owner include, but are not limited to, the following: initial site survey (boundary and topographic) as required by the Design-Builder, layout of the property corners including two construction benchmarks, Soil Borings and subsequent Geotechnical Report describing recommendation for Roads, foundations and if required, soil stabilization/remediation, land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, site dewatering costs for construction, placement of erosion control measures, plant access road from a county, state or federal road designed to meet local county road standards, plant storm and sanitary sewers, fire water system with hydrants and plant water main branches taken from the system to be within five feet of the designated building locations, all tanks, motors and other equipment associated with or necessary to operate the fire water loop and associated systems, plant roads as specified and designed for the permanent elevations and effective depth, spill containment and drainage systems from both rail and truck loading spots into the tank farm or other location, “construction” grading plan as drawn (including site retention pond), plant water well and associated permit(s). The Owner shall provide for Design-Builder aggregate covered areas for construction trailers and parking along with adequate aggregate covered area or areas for material laydown purposes. The recommended aggregate specifications shall be as specified by the Owner’s geotechnical engineer and approved by Design-Builder. Owner shall also provide the final grading, seeding, and mulching, and the site fencing at the site.

Owner is encouraged to obtain preliminary designs/information and estimates of the cost of performing all Owner required permits and services as stated in this Exhibit C. Specifically, the cost of the fire water systems (including associated fire water pumps, required tank, building (if required), sprinklers, and all other equipment and materials associated with the fire water delivery systems) is estimated being in excess of $2,000,000. The requirements of each state and the decisions of each Owner will increase or decrease the actual cost. Additionally, the cost of the required soil stabilization in Table 1 can be in the range of, or may exceed, $2.5MM which cost is not included in the Contract Price. The specific soil stabilization requirements for the grain and DDGS areas will be developed in coordination with the grain/DDGS area subcontractor. Owner shall prepare site according to Design- Builder’s engineering plans provided for the site work under the Phase I and Phase II Engineering Services Agreement.

2)
Permits - Owner shall obtain all Operating Permits including, but not limited to, air quality permits and water discharge permits, in a timely manner to allow construction and startup of the plant as scheduled by Design-Builder.

3)	Storm Water Runoff Permit — Owner shall obtain the construction storm-water runoff permit, permanent storm-water runoff permit, and erosion control/land disturbance permit.

4)
Iowa Pollutant Elimination Discharge Permit — Owner shall obtain a permit to discharge cooling tower water, reverse osmosis (“R.O.”) reject water, and any other waste water directly to a designated waterway or other location. If required by item 9 below, Owner will secure appropriate permits for emergency process water discharges.

5)
Natural Gas Supply and Service Agreement — Continuous supply of natural gas of at least 3.2 billion cubic feet per year, at a minimum rate of 450 — 550 MCF per hour and at a minimum pressure of 75 — 200 psi at the plant site. Pressure reducing stations must be located so as to provide stable pressure at the point of use. Owner shall provide all gas piping to the use points and supply meters and regulators to provide burner tip pressures as specified by Design-Builder. Owner shall also supply a digital flowmeter on-site with appropriate output for monitoring by the plant’s computer control system.

6)
Temporary Electrical Service — Owner shall secure electrical service to supply a minimum 750 KW of electrical power during construction. Owner shall procure, install, and maintain temporary service to up to three 3-phase, 480/277 volt temporary service transformers and one 1-Phase, 240/120 Volt temporary service transformer located throughout the site. The transformer sizing, locations, and underground electrical feed routing layout are to be determined jointly by the Owner, the Design-Builder and the energy supplier. Design-Builder shall pay energy demand and usage charges up to Substantial Completion.

7)
Permanent Electrical Service — (1) Owner is responsible to secure continuous service from an energy supplier to serve the facility. The service from the energy supplier shall be of sufficient size to provide at a minimum 12.5 MW of electrical capacity for ethanol facility plus additional capacity for gasification unit to the site. (2) The Owner is responsible for procurement, installation and maintenance of the site supply and distribution system, including but not limited to the required substation and all associated distribution lines. An on-site digital meter is also to be supplied for monitoring of electrical usage. (3) The responsibility of the Design-Builder starts at the secondary electrical terminals of the site distribution system transformers that have been installed by Owner (including but not limited to the 480 volt terminals for the process building transformers; the 480 volt terminals for the energy center transformers; the 480 volt terminals for the grains transformer; the 480 volt and 4160 volt terminals for the pumphouse transformers; and the 4160 volt terminals for the chiller transformer). (4) The site distribution system requirements, layout, and meters are to be determined jointly by the Owner, the Design-Builder and the energy supplier.

Design-Builder will be providing soft start motor controllers for all motors greater than 150 horsepower and where demanded by process requirements. Owner is encouraged to discuss with its electrical service supplier whether additional soft start motor controllers are advisable for this facility and such can be added, with any increased cost being an Owner’s cost.

Design-Builder will provide power factor correction to 0.92 lagging at plant nameplate capacity. Owner is encouraged to discuss with its electrical service supplier any requirements for power factor correction above 0.92 lagging. Additional power factor correction can be added with any increased cost being an Owner’s cost.

8)
Water Supply, Service Agreement, and Pre-Treatment System — Owner shall supply on-site process wells or other water source that is capable of providing a quantity of raw water satisfying the needs of the Plant. Owner should consider providing a redundant water supply source. Owner will supply process fresh water supply lines terminating within five (5) feet of the point of entries designated by Design-Builder, and potable supply lines terminating within five (5) feet of the buildings as designated on the Phase II civil drawings and at a point of entry designated by administration building contractor.

Owner shall pay for a water pre-treatment system, including any building or structure required to house such system, to be designed and constructed by Design-Builder and to be integrated into the Plant. The pre-treatment system will be designed to provide the Plant with the quantity and quality of raw and treated water needed to supply the Plant’s process needs. Owner shall maintain and use the water pre-treatment system, including the use of all chemicals specified for the operation of such water pre-treatment system, for the entirety of the warranty period set forth in the Design-Build agreement as such may be extended in accordance therewith. Owner’s failure to maintain and to properly use such water pre-treatment system for the warranty period set forth in the Design-Build Agreement shall void any and all warranties affected by such failure. The pre-treatment system shall be supplied by a vendor selected and approved by Design-Builder and shall meet specifications and designs approved by Design-Builder. The water pre-treatment system will be designed to meet the discharge requirements under the Plant’s wastewater discharge permit. Owner shall execute side-letter agreements with Design-Builder as necessary for the design and construction of such water pre-treatment system including any required building or structure. Design-Builder shall recover costs for the design and construction of such system and any required building or structure from the Owner at Design-Builder’s standard time plus material rates during the relevant time period and at the relevant locale.

9)
Wastewater Discharge System, Permits and/or Service Agreement — Owner to provide discharge piping, septic tank and drainfield system or connect to municipal system as required for the sanitary sewer requirements of the Plant. These provisions shall comply with all federal, state, and local regulations, including any permitting issues.

10)
Roads and Utilities — Owner shall provide and maintain the ditches and permanent roads, including the gravel, pavement or concrete, with the roads passing standard compaction tests. (Design-Builder will maintain aggregate construction roads during construction of the Plant and will return to original pre-construction condition prior to Owner completing final grade and surfacing.)

Except as otherwise specifically stated herein the Owner shall install all utilities so that they are within five (5) feet of the designated building/structure locations.

11)
Administration Building — The administration building — one story free standing, office computer system, telephone system, office copier and fax machine and office furniture and any other office equipment and personal property for the administration building shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

12)
Maintenance and Power Equipment — The maintenance and power equipment as described in Table 2 and any other maintenance and power equipment as required by the plant or desired by Owner shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

13)
Railroads — Owner is responsible for any costs associated with the railroads including, but not limited to, all rail design and engineering and construction and Design-Builder shall have no responsibility in regards thereto. Owner shall supply drawings and Phase II redline drawings to Design-Builder.

14)	Drawings — Owner shall supply drawings to Design-Builder of items supplied under items 11) and 13) and also supply Phase II redline drawings.

15)
Fire Protection System — Fire Protection System requirements vary by governmental requirements per location and by insurance carrier requirements. Owner is responsible to provide the required fire protection system for the Plant. This may include storage tanks, pumps, underground fire water mains, fire hydrants, foam or water monitor valves, sprinkler systems, smoke and heat detection, deluge systems, or other provisions as required by governmental codes or Owner’s insurance carrier’s fire protection criteria.

Owner shall pay for a Fire Protection System, including any buildings or structures required to house such system, to be designed and constructed by Design-Builder and to be integrated into the Plant. The Fire Protection System shall be designed and constructed to meet the governmental and insurance requirements. Owner shall execute side-letter agreements with Design-Builder as necessary for the design and construction of such Fire Protection System including any buildings or structures required to house such system. Design-Builder shall recover costs and expenses for the design and construction of such system, including any required buildings or structures, from Owner at Design-Builder’s standard time plus material rates during the relevant time period and at the relevant locale.

Table 1 Minimum Soil Bearing Pressure — Responsibility of Owner
** Subject to revision based on detailed design and engineering.

Required Allowable
Soil Bearing Pressure
Description	(pounds per square foot)
Grain Storage Silos	7,000
DDGS Storage Silos	6,000
Corn/DDGS Building	4,000
Cook Water Tank	3,500
Methanator Feed Tank	3,500
Liquefaction Tank #1	3,500
Liquefaction Tank #2	3,500
Fermentation Tank #1	5,000
Fermentation Tank #2	5,000
Fermentation Tank #3	5,000
Fermentation Tank #4	5,000
Fermentation Tank #5	5,000
Fermentation Tank #6	5,000
Fermentation Tank #7	5,000
Beerwell	5,000
Whole Stillage Tank	3,500
Thin Stillage Tank	3,500
Syrup Tank	3,500
190 Proof Day Tank	3,000
200 Proof Day Tank	3,000
Denaturant Tank	3,000
Fire Water Tank	3,000
Denatured Ethanol Tank #1	3,000
Denatured Ethanol Tank #2	3,000
All Other Areas	3,000

Table 2 Maintenance and Power Equipment — Responsibility of Owner

Description	Additional Description
Spare Parts	Spare parts
Parts bins
Misc. materials, supplies and equipment

Shop supplies and equipment	One shop welder
One portable gas welder
One plasma torch
One acetylene torch
One set of power tools
Two sets of hand tools with tool boxes
Carts and dollies
Hoists (except centrifuge overhead crane)
Shop tables
Maintenance office furnishings & supplies
Fire Extinguishers
Reference books
Safety manuals
Safety cabinets & supplies, etc.
Safety showers as required

Rolling stock	Used 1 1/2 yard front end loader
New Skid loader
Used Fork lift
Used Scissors lift, 30 foot
Used Pickup truck
Track Mobile

Table 3 Owner’s Milestones

Number Of Days
To Be Completed
After Notice
Owner's Responsibilities	To Proceed
Temporary Electrical Service In Place	0
Obtain Builder’s Risk policy in the amount of the Contract Price, obtain Boiler and Machinery Insurance, and obtain Terrorism Coverage per TRIA as long as it is required under Article 17 of the Agreement.	0
Storm Water Permits Complete: Modify the existing storm water discharge permit to reflect the ethanol plant, if required.	60
Natural Gas/Propane Transportation / Storage Agreement Complete	90
Water Supply and Service Agreements Complete	90
Electrical Service Arrangement	90
Wastewater Discharge System Complete	180
TTB Operating Permits Complete	200
Discharge Permits Complete	200
Pumphouse/Water System Complete	305
Fire Protection System Complete	305
Paving (Plant Roads) Complete	90 days prior to SC
Rail Spur Complete	90 days prior to SC
Permanent Electrical Service Complete	60 days prior to SC
Maintenance and Power Equipment Onsite (Table 2)	60 days prior to SC
Employees Hired and Ready for Training	60 days prior to SC
Natural Gas Pipeline/Delivery System Complete	60 days prior to SC

EXHIBIT D
ICM License Agreement
THIS LICENSE AGREEMENT (this “License Agreement”) is entered into and made effective as of July 6, 2007 (“Effective Date”) by and between Homeland Energy Solutions LLC, an Iowa limited liability company (“OWNER”), and ICM, Inc., a Kansas corporation (“ICM”).
WHEREAS, OWNER has entered into that certain Design-Build Lump Sum Contract dated July 6, 2007 (the “Contract”) with Fagen, Inc., a Minnesota corporation (“Fagen”), under which Fagen is to design and construct a 100 million gallon per year ethanol plant for OWNER to be located in or near New Hampton, Iowa (the “Plant”);
WHEREAS, ICM has granted Fagen the right to use certain proprietary technology and information of ICM in the design and construction of the Plant; and
WHEREAS, OWNER desires from ICM, and ICM desires to grant to OWNER, a license to use such proprietary technology and information in connection with OWNER’s ownership, operation, maintenance and repair of the Plant, all upon the terms and conditions set forth herein;
NOW, THEREFORE, the parties, in consideration of the foregoing premises and the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, agree as follows:
1. Upon substantial completion of the Plant by Fagen pursuant to the terms of the Contract or, if later, payment by OWNER of all amounts due and owing to Fagen under the Contract, ICM grants to OWNER a limited license to use the Proprietary Property (hereinafter defined) solely in connection with the ownership, operation, maintenance and repair of the Plant, subject to the limitations provided herein (the “Purpose”).
2. The “Proprietary Property” means, without limitation, documents, Operating Procedures (hereinafter defined), materials and other information that are furnished by ICM to OWNER in connection with the Purpose, whether orally, visually, in writing, or by any other means, whether tangible or intangible, directly or indirectly (including, without limitation, through Fagen) and in whatever form or medium including, without limitation, the design, arrangement, configuration, and specifications of (i) the combinations of distillation, evaporation, and alcohol dehydration equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping, valves and associated electronic control equipment) and all documents supporting those combinations; (ii) the combination of the distillers grain drying (DGD), and heat recovery steam generation (HRSG) equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping and associated electronic control equipment) and all documents supporting those combinations; and (iii) the computer system, known as the distributed control system (DCS and/or PLC) (including, but not limited to, the software configuration, programming, parameters, set points, alarm points, ranges, graphical interface, and system hardware connections) and all documents supporting that system. The “Operating Procedures” means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other information prescribed by ICM from time to time concerning the Purpose. Proprietary Property shall not include any information or materials that OWNER can demonstrate by clear and convincing written evidence: (i) was lawfully in the possession of OWNER prior to disclosure by ICM or Fagen; (ii) was in the public domain prior to disclosure by ICM or Fagen; (iii) was disclosed to OWNER by a third party other than Fagen having the legal right to possess and disclose such information or materials; or (iv) after disclosure by ICM or Fagen comes into the public domain through no fault of OWNER or its members, directors, officers, employees, agents, contractors, consultants or other representatives (hereinafter collectively referred to as “Representatives”). Information and materials shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

3. OWNER shall not use the Proprietary Property for any purpose other than the Purpose. OWNER shall not use the Proprietary Property in connection with any expansion or enlargement of the Plant. ICM and its Representatives shall have the express right at any time to enter upon the premises of the Plant to inspect the Plant and its operation to ensure that OWNER is complying with the terms of this License Agreement.
4. OWNER’s failure to materially comply with the Operating Procedures shall void all guarantees, representations and warranties, whether expressed or implied, if any, that were given by ICM to OWNER, directly or indirectly through Fagen, concerning the performance of the Plant that ICM reasonably determines are materially affected by OWNER’s failure to materially comply with such Operating Procedures. OWNER agrees to indemnify, defend and hold harmless ICM, Fagen and their respective Representatives from any and all losses, damages and expenses including, without limitation, reasonable attorneys’ fees resulting from, relating to or arising out of Owner’s or its Representatives’ (a) failure to materially comply with the Operating Procedures or (b) negligent use of the Proprietary Property.
5. Any and all modifications to the Proprietary Property made by OWNER or its Representatives shall be the property of ICM. OWNER shall promptly notify ICM of any such modification and OWNER agrees to assign all right, title and interest in such modification to ICM; provided, however, OWNER shall retain the right, at no cost, to use such modification in connection with the Purpose.
6. ICM has the exclusive right and interest in and to the Proprietary Property and the goodwill associated therewith. OWNER will not, directly or indirectly, contest ICM’s ownership of the Proprietary Property. OWNER’s use of the Proprietary Property does not give OWNER any ownership interest or other interest in or to the Proprietary Property except for the limited license granted to OWNER herein.
7. OWNER shall pay no license fee or royalty to ICM for OWNER’s use of the Proprietary Property pursuant to this License Agreement, the consideration for the limited license granted herein is certain payments by Fagen to ICM, which is funded by and included in the amounts payable by OWNER to Fagen for the construction of the Plant under the Contract.
8. OWNER may not assign the limited license granted herein, in whole or in part, without the prior written consent of ICM, which will not be unreasonably withheld or delayed. Prior to any assignment, OWNER shall obtain from such assignee a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all the terms and provisions of this License Agreement. Any assignment of this License Agreement shall not release OWNER from (i) its duties and obligations hereunder concerning the disclosure and use of the Proprietary Property by OWNER or its Representatives, or (ii) damages to ICM resulting from, or arising out of, a breach of such duties or obligations by OWNER or its Representatives. ICM may assign its right, title and interest in the Proprietary Property, in whole or part, subject to the limited license granted herein.

9. The Proprietary Property is confidential and proprietary. OWNER shall keep the Proprietary Property confidential and shall use all reasonable efforts to maintain the Proprietary Property as secret and confidential for the sole use of OWNER and its Representatives for the Purpose. OWNER shall retain all Proprietary Property at its principal place of business and/or the Plant. OWNER shall not at any time without ICM’s prior written consent, copy, duplicate, record, or otherwise reproduce the Proprietary Property, in whole or in part, or otherwise make the same available to any unauthorized person provided, OWNER shall be permitted to copy, duplicate or otherwise reproduce the Proprietary Property in whole or in part in connection with, and to the extent it is necessary and essential for, the Purpose so long as all such copies, duplicates or reproductions are kept at its principal place of business and/or the Plant and are treated the same as any other Proprietary Property. OWNER shall not disclose the Proprietary Property except to its Representatives who are directly involved with the Purpose, and even then only to such extent as is necessary and essential for such Representative’s involvement. OWNER shall inform such Representatives of the confidential and proprietary nature of such information and, if requested by ICM, OWNER shall obtain from such Representative a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all of the terms and provisions of this License Agreement to the same extent as OWNER. OWNER shall make all reasonable efforts to safeguard the Proprietary Property from disclosure by its Representatives to anyone other than permitted hereby. OWNER shall notify ICM immediately upon discovery of any unauthorized use or disclosure of the Proprietary Property, or any other breach of this License Agreement by OWNER or its Representatives, and shall cooperate with ICM in every reasonable way to help ICM regain possession of the Proprietary Property and prevent its further unauthorized use or disclosure. In the event that OWNER or its Representatives are required by law to disclose the Proprietary Property, OWNER shall provide ICM with prompt written notice of same so that ICM may seek a protective order or other appropriate remedy. In the event that such protective order or other appropriate remedy is not obtained, OWNER or its Representatives will furnish only that portion of the Proprietary Property which in the reasonable opinion of its or their legal counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that the Proprietary Property so disclosed will be accorded confidential treatment.
10. OWNER agrees to indemnify ICM for any and all damages (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any unauthorized disclosure or use of the Proprietary Property by OWNER or its Representatives. OWNER agrees that ICM would be irreparably damaged by reason of a violation of the provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate. OWNER agrees that ICM shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against OWNER or its Representatives for any unauthorized disclosure or use of the Proprietary Property without the necessity of proving actual monetary loss or posting any bond. It is expressly understood that the remedy described herein shall not be the exclusive remedy of ICM for any breach of such covenants, and ICM shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such duties or obligations.
11. The duties and obligations of OWNER under this License Agreement, and all provisions relating to the enforcement of such duties and obligations shall survive and remain in full force and effect notwithstanding any termination or expiration of the Contract or this License Agreement.
12. ICM may terminate this License Agreement upon written notice to OWNER if OWNER willfully or wantonly (a) uses the Proprietary Property for any purpose, or (b) discloses the Proprietary Property to anyone, in each case other than permitted herein. Upon termination of this License Agreement, OWNER shall cease using the Proprietary Property for any purpose (including the Purpose) and, upon request by ICM, shall promptly return to ICM all documents or other materials in OWNER’s or its Representatives’ possession that contain Proprietary Property in whatever format, whether written or electronic, including any and all copies or reproductions of the Proprietary Property. OWNER shall permanently delete all such Proprietary Property from its computer hard drives and any other electronic storage medium (including any backup or archive system). OWNER shall deliver to ICM a written certificate which certifies that all electronic copies or reproductions of the Proprietary Property have been permanently deleted.

13. The laws of the State of Kansas, United States of America (or US), shall govern the validity of the provisions contained herein, the construction of such provisions, and the interpretation of the rights and duties of the parties. Any legal action brought to enforce or construe the provisions of this License Agreement shall be brought in the federal or state courts located in Wichita, Kansas, and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts. Notwithstanding the foregoing, nothing in this License Agreement will affect any right ICM may otherwise have to bring any action or proceeding relating to this License Agreement against OWNER or its properties in the courts of any jurisdiction. In the event the Plant is located in, or OWNER is organized under the laws of, a country other than the US, OWNER hereby specifically agrees that any injunctive or other equitable relief granted by a court located in the State of Kansas, US, or any award by a court located in the State of Kansas, shall be specifically enforceable as a foreign judgment in the country in which the Plant is located, OWNER is organized or both, as the case may be, and agrees not to contest the validity of such relief or award in such foreign jurisdiction, regardless of whether the laws of such foreign jurisdiction would otherwise authorize such injunctive or other equitable relief, or award.
14. OWNER hereby agrees to waive all claims against ICM and ICM’s Representatives for any consequential damages that may arise out of or relate to this License Agreement, the Contract or the Proprietary Property whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to losses of use, profits, business, reputation or financing. OWNER further agrees that the aggregate recovery of OWNER and Fagen (and everyone claiming by or through OWNER and Fagen), as a whole, against ICM and ICM’s Representatives, collectively, for any and all claims that arise out of, relate to or result from this License Agreement, the Proprietary Property or the Contract, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, shall not exceed [*].
15. The terms and conditions of this License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this License Agreement. This License Agreement may not be modified or amended at any time without the written consent of the parties.
16. All notices, requests, demands, reports, statements or other communications (herein referred to collectively as “Notices”) required to be given hereunder or relating to this License Agreement shall be in writing and shall be deemed to have been duly given if transmitted by personal delivery or mailed by certified mail, return receipt requested, postage prepaid, to the address of the party as set forth below. Any such Notice shall be deemed to be delivered and received as of the date so delivered, if delivered personally, or as of the third business day following the day sent, if sent by certified mail. Any party may, at any time, designate a different address to which Notices shall be directed by providing written notice in the manner set forth in this paragraph.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

17. In the event that any of the terms, conditions, covenants or agreements contained in this License Agreement, or the application of any thereof, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such term, condition, covenant or agreement shall be deemed void ab initio and shall be deemed severed from this License Agreement. In such event, and except if such determination by a court of competent jurisdiction materially changes the rights, benefits and obligations of the parties under this License Agreement, the remaining provisions of this License Agreement shall remain unchanged unaffected and unimpaired thereby and, to the extent possible, such remaining provisions shall be construed such that the purpose of this License Agreement and the intent of the parties can be achieved in a lawful manner.
18. The duties and obligations herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and permitted assigns of the parties hereto.
19. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreement and conditions herein contained.
20. In this License Agreement, where applicable, (i) references to the singular shall include the plural and references to the plural shall include the singular, and (ii) references to the male, female, or neuter gender shall include references to all other such genders where the context so requires.
IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, the Effective Date of which is indicated on page 1 of this License Agreement.

OWNER:	ICM:

Homeland Energy Solutions LLC	ICM, Inc.

By: /s/ Stephen K. Eastman	By: /s/ Dave Vande Griend

Title: President	Title: President & CEO

Date Signed: 7-12-07	Date Signed: 8/1/07

Address for giving notices:	Address for giving notices:

106 West Main St.	301 N First Street
Riceville, IA 50466	Colwich, KS 67030

EXHIBIT E
Schedule of Values
Schedule of Values for:
HOMELAND ENERGY SOLUTIONS
New Hampton, IA
100 MGY Dry Grind Ethanol Plant

DESCRIPTION
1	MOBILIZATION		$20,000,000
2	ENGINEERING	$	[*]
3	GENERAL CONDITIONS	$	[*]
4	SITEWORK	$	[*]
5	CONCRETE	$	[*]
6	MASONRY / ARCHITECTURAL	$	[*]
7	STRUCTURAL STEEL — MISC. METALS	$	[*]
8	PRE-ENGINEERED BUILDINGS	$	[*]
9	GRAIN HANDLING SYSTEM	$	[*]
10	PROCESS TANKS & VESSELS	$	[*]
11	FIELD ERECTED TANKS	$	[*]
12	HEAT EXCHANGERS	$	[*]
13	PROCESS EQUIPMENT	$	[*]
14	CENTRIFUGES	$	[*]
15	CHILLER	$	[*]
16	TRUCK SCALES & PROBE	$	[*]
17	ETHANOL LOADOUT & FLARE SYSTEM	$	[*]
18	COOLING TOWER	$	[*]
19	DRYER SYSTEM	$	[*]
20	THERMAL OXIDIZER	$	[*]
21	METHANATOR	$	[*]
22	PROCESS PIPING & VALVES	$	[*]
23	PAINTING	$	[*]
24	INSULATION	$	[*]
25	PLUMBING & HVAC	$	[*]
26	ELECTRICAL	$	[*]
27	START-UP	$	[*]
28	DEMOBILIZATION	$	[*]

$-

	TOTAL		$109,706,788

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

E-1

EXHIBIT F
Form of Informational Report

PROJECT MEETING:	Two-Week Look Ahead(s)

JOBSITE:	MEETING DATE:

MANPOWER	TOTALS
Fagen, Inc.	0
(sub)	0
0
0
0
0
0
0
0
0
JOBSITE TOTAL	0
SAFETY ISSUES
1.	text

2.	text
WAREHOUSE ISSUES
1.	text

2.	text
PROCUREMENT ISSUES
1.	text

2.	text
OPERATIONS ISSUES
1.	text

2.	text
CIVIL
Area
1.	text

2.	text

F-1

STRUCTURAL
Area
1.	text

2.	text
SIDING / INSULATION
Area
1.	text

2.
MILLWRIGHT
Area
1.	text

2.
PIPE
Area
1.	text

2.
ELECTRICAL
Area
1.	text

2.
DELIVERIES
Area
1.	text
SUBCONTRACTOR
Subcontractor Name
1.	text

F-2

EXHIBIT G
Required Permits

		Responsibility for	Assistance in
No.	Type of Application/Permit	Obtaining Permit	Preparation	Notes
1	Underground Utility Locating Service	Design-Builder/Owner		Notification service for underground work.

2	Septic Tank & Drain Field Permit	Owner

3	Railroad Permit/Approval	Owner	Design-Builder

4	Archeological Survey	Owner

5	Highway Access Permit	Owner		State Department of Transportation or County

6	Building Permits	Design-Builder

	Mechanical	Design-Builder

	Electrical	Design-Builder

	Structures	Design-Builder

7	Construction Air Permit	Owner	Design-Builder

8	Construction Permit	Owner	Design-Builder

9	Operations Permit	Owner	Design-Builder

10	Wastewater Permit	Owner	Design-Builder

11	Water Appropriation Permit	Owner	Design-Builder

12	Fire Protection	Owner	Design-Builder

13	Above Ground Storage Tank Permit	Owner

14	TTB Permit	Owner

15	Industrial Wastewater Treatment Pond Permit	Owner

16	SPCC Plan	Owner

G-1

EXHIBIT H
Form of Performance Bond
PERFORMANCE BOND
The American Institute of Architects,
AIA Document No. A312 (December, 1984 Edition)
Any singular reference to Contractor, Surety, Owner or other party shall be considered plural where applicable.
CONTRACTOR (Name and Address):
Fagen, Inc.
P. O. Box 159
Granite Falls, MN 56241
CONSTRUCTION CONTRACT
Date:
Amount: [Amount]
Description (Name and Location):
[Project Name and Location]
OWNER (Name and Address):
[Owner Name/Address]
SURETY (Name and Principal Place of Business):
[Name/Place of Business]
BOND#
Date (Not earlier than Construction Contract Date):
Amount:
Modifications to this Bond:
☐  None
☐  See Page 2
CONTRACTOR AS PRINCIPAL
Company:          (Corporate Seal)
Fagen, Inc.
Signature:
Name and Title:
(Any additional signatures appear an page 2.) (FOR INFORMATION Only- Name, Address and Telephone)
AGENT or BROKER:
SURETY
Company:          (Corporate Seal)
Signature:
Name and Title:
OWNER’S REPRESENTATIVE (Architect, Engineer or other party):
1. The Contractor and the Surety, jointly and severally, bind themselves, their heirs, executors, administrators, successors and assigns to the Owner for the performance of the Construction Contract, which is incorporated herein by reference.
2. If the Contractor performs the Construction Contract, the Surety and the Contractor shall have no obligation under this Bond, except to participate in conferences as provided in Subparagraph 3.1.
3. If there is no Owner Default, the Surety’s obligation under this Bond shall arise after:
3.1 The Owner has notified the Contractor and the Surety at its address described in Paragraph 10 below that the Owner is considering declaring a Contractor Default and has requested and attempted to arrange a conference with the Contractor and the Surety to be held not later than fifteen days after receipt of such notice to discuss methods of performing the Construction Contract. If the Owner, the Contractor and the Surety agree, the Contractor shall be allowed a reasonable time to perform the Construction Contract, but such an agreement shall not waive the Owner’s right, if any, subsequently to declare a Contractor Default; and
3.2 The Owner has declared a Contractor Default and formally terminated the Contractor’s right to complete the contract. Such Contractor Default shall not be declared earlier than twenty days after the Contractor and Surety have received notice as provided in Subparagraph 3.1; and

3.3 The Owner has agreed to pay the Balance of the Contract Price to the Surety in accordance with the terms of the Construction Contract or to a contractor selected to perform the Construction Contract in accordance with the terms of the contract with the Owner.
4. When the Owner has satisfied the conditions of Paragraph 3, the Surety shall promptly and at the Surety’s expense take one of the following actions:
4.1 Arrange for the Contractor with consent of the Owner, to perform and complete the Construction Contract; or
4.2 Undertake to perform and complete the Construction Contract itself, through its agents or through independent contractors; or
4.3 Obtain bids or negotiated proposals from qualified contractors acceptable to the Owner for a contract for performance and completion of the Construction Contract, arrange for a contract to be prepared for execution by the Owner and the contractor selected with the Owner’s concurrence, to be secured with performance and payment bonds executed by a qualified surety equivalent to the bonds issued on the Construction Contract, and pay to the Owner the amount of damages as described in Paragraph 6 in excess of the Balance of the Contract Price incurred by the Owner resulting from the Contractor’s default; or
4.4 Waive its right to perform and complete, arrange for completion, or obtain a new contractor and with reasonable promptness under the circumstances:
.1 After investigation, determine the amount for which it may be liable to the Owner and, as soon as practicable after the amount is determined, tender payment therefor to the Owner; or
.2 Deny liability in whole or in part and notify the Owner citing reasons therefor.
5. If the Surety does not proceed as provided in Paragraph 4 with reasonable promptness, the Surety shall be deemed to be in default on this Bond fifteen days after receipt of an additional written notice from the Owner to the Surety demanding that the Surety perform its Obligations under this Bond, and the Owner shall be entitled to enforce any remedy available to the Owner. If the Surety proceeds as provided in Subparagraph 4.4, and the Owner refuses the payment tendered or the Surety has denied liability, in whole or in part, without further notice the Owner shall be entitled to enforce any remedy available to the Owner.
6. After the Owner has terminated the Contractor’s right to complete the Construction Contract, and if the Surety elects to act under Subparagraph 4.1, 4.2, or 4.3 above, then the responsibilities of the Surety to the Owner shall not be greater than those of the Contractor under the Construction Contract, and the responsibilities of the Owner to the Surety shall not be greater than those of the Owner under the Construction Contract. To the limit of the amount of this Bond, but subject to commitment by the Owner of the Balance of the Contract Price to mitigation of costs and damages on the Construction Contract, the Surety is obligated without duplication for:
6.1 The responsibilities of the Contractor for correction of defective work and completion of the Construction Contract;
6.2 Additional legal design professional and delay costs resulting from the Contractor’s Default, and resulting from the actions or failure to act of the Surety under Paragraph 4; and
6.3 Liquidated damages, or if no liquidated damages are specified in the Construction Contract, actual damages caused by delayed performance or non-performance of the Contractor.

7. The Surety shall not be liable to the Owner or others for obligations of the Contractor that are unrelated to the Construction Contract and the Balance of the Contract Price shall not be reduced or set off on account of any such unrelated obligations. No right of action shall accrue on this Bond to any person or entity other than the Owner or its heirs, executors, administrators or successors.
8. The Surety hereby waives notice of any change, including changes of time, to the Construction Contract or to related subcontracts, purchase orders and other obligations.
9. Any proceeding, legal or equitable, under this Bond may be instituted in any court of competent jurisdiction in the location in which the work or part of the work is located and shall be instituted within two years after Contractor Default or within two years after the Contractor ceased working or within two years after the Surety refuses or fails to perform its obligations under this Bond, whichever occurs first. If the provisions of this Paragraph are void or prohibited by law, the minimum period of limitation available to sureties as a defense in the jurisdiction of the suit shall be applicable.
10. Notice to the Surety, the Owner or the Contractor shall be mailed or delivered to the address shown on the signature page.
11. When this Bond has been furnished to comply with a statutory or other legal requirement in the location where the construction was to be performed, any provision in this Bond conflicting with said statutory or legal requirement shall be deemed deleted herefrom and provisions conforming to such statutory or other legal requirement shall be deemed incorporated herein. The intent is that this Bond shall be construed as a statutory bond and not as a common law bond.
12. DEFINITIONS
12.1 Balance of the Contract Price: The total amount payable by the Owner to the Contractor under the Construction Contract after all proper adjustments have been made, including allowance to the Contractor of any amounts received or to be received by the Owner in settlement of insurance or other claims for damages to which the Contractor is entitled, reduced by all valid and proper payments made to or on behalf of the Contractor under the Construction Contract.
12.2 Construction Contract: The agreement between the Owner and the Contractor identified on the signature page, including all Contract Documents and changes thereto.
12.3 Contractor Default: Failure of the Contractor, which has neither been remedied nor waived, to perform or otherwise to comply with the terms of the Construction Contract.
12.4 Owner Default: Failure of the Owner, which has neither been remedied nor waived, to pay the Contractor as required by the Construction Contract or to perform and complete or comply with the other terms thereof.

MODIFICATIONS TO THIS BOND ARE AS FOLLOWS:
This bond is subject to the attached Dual Obligee Rider dated

(Space is provided below for additional signatures of added parties other than those appearing on the cover page.)

CONTRACTOR AS PRINCIPAL
(Corporate Seal)

Company:

Address:

Name and Title:

Signature:

SURETY
(Corporate Seal)

Company:

Address:

Name and Title:

Signature:

DUAL OBLIGEE RIDER
(TO BE ATTACHED TO BOND AT TIME OF ISSUANCE)
TO BE ATTACHED TO AND FORM PART OF Performance and Payment Bond NO.                     , dated concurrently with the execution of this Rider, issued by the                     , a                      corporation, as Surety, on behalf of Fagen, Inc., as Principal, and in favor of                                         , as Obligee.
IT IS HEREBY UNDERSTOOD AND AGREED that the above described bond(s) are hereby amended to include the following paragraph:
Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of the Principal or Surety under this bond to the Obligees, or either of them, unless the Obligees, or either of them, shall make payments to the Principal or to the Surety in case it arranges for completion of the Contract upon default of the Principal, strictly in accordance with the terms of said Contract as to payments, and shall perform all the other obligations required to be performed under said Contract at the time and in the manner therein set forth.
IT IS FURTHER UNDERSTOOD AND AGREED that nothing herein contained shall be held to change, alter or vary the terms of the above described bond(s) except as hereinbefore set forth.
SIGNED, SEALED AND DATED this       day of                     , 200    .

Fagen, Inc.

(Contractor)

By:

[ ]

(Surety)

By:

EXHIBIT I
Form of Payment Bond
PAYMENT BOND
The American Institute of Architects,
AIA Document No. A312 (December, 1984 Edition)
Any singular reference to Contractor, Surety, Owner or other party shall be considered plural where applicable.
CONTRACTOR (Name and Address):
Fagen, Inc.
P. O. Box 159
Granite Falls, MN 56241
OWNER (Name and Address):
[NAME AND ADDRESS]
CONSTRUCTION CONTRACT
Date:
Amount:
Description (Name and Location):
SURETY (Name and Principal Place of Business):
BOND #
Date (Not earlier than Construction
Contract Date):
Amount:
Modifications to this Bond:
☐ None
☐ See Page 2
CONTRACTOR AS PRINCIPAL
Company: (Corporate Seal)
Fagen, Inc.
Signature:
Name and Title:
SURETY
Company: (Corporate Seal)
Signature:
Name and Title:
(Any additional signatures appear an page 2.)
(FOR INFORMATION Only—Name,
Address and Telephone)
OWNER’S REPRESENTATIVE (Architect, Engineer or other party):
AGENT or BROKER:
1. The Contractor and the Surety, jointly and severally, bind themselves, their heirs, executors, administrators, successors and assigns to the Owner to pay for labor, materials and equipment furnished for use in the performance of the Construction Contract, which is incorporated herein by reference.
2. With respect to the Owner, this obligation shall be null and void if the Contractor:
2.1 Promptly makes payment, directly or indirectly, for all sums due Claimants, and
2.2 Defends, indemnifies and holds harmless the Owner from claims, demands, liens or suits by any person or entity whose claim, demand, lien or suit is for the payment for labor, materials or equipment furnished for use in the performance of the Construction Contract, provided the Owner has promptly notified the Contractor and the Surety (at the address described in Paragraph 12) of any claims; demands, liens or suits and tendered defense of such claims, demands, liens or suits to the Contractor and the Surety, and provided there is no Owner Default.

3. With respect to Claimants, this obligation shall be null and void if the Contractor promptly makes payment, directly or Indirectly, for all sums due.
4. The Surety shall have no obligation to Claimants under this Bond until:
4.1 Claimants who are employed by or have a direct contract with the Contractor have given notice to the Surety (at the address described in Paragraph 12) and sent a copy, or notice thereof, to the owner, stating that a claim is being made under this Bond and, with substantial accuracy, the amount of the claim.
4.2 Claimants who do not have a direct contract with the Contractor:
4.2.1 Have furnished written notice to the Contractor and sent a copy, or notice thereof, to the Owner, within 90 days after having last performed labor or last furnished materials or equipment included in the claim stating, with substantial accuracy, the amount of the claim and the name of the party to whom the materials were furnished or supplied or for whom the labor was done or performed; and
4.2.2 Have either received a rejection in whole or in part from the Contractor, or not received within 30 days of furnishing the above notice any communication from the Contractor by which the Contractor has indicated the claim will be paid directly or Indirectly; and
4.2.3 Not having been paid within the above 30 days, have sent a written notice to the Surety (at the address described in Paragraph 12) and sent a copy, or notice thereof, to the Owner, stating that a claim is being made under this Bond and enclosing a copy of the previous written notice furnished to the Contractor.
5. If a notice required by Paragraph 4 is given by the Owner to the Contractor or to the Surety that is sufficient compliance.
6. When the Claimant has satisfied the conditions of Paragraph 4, the Surety shall promptly and at the Surety’s expense take the following actions:
6.1 Send an answer to the Claimant, with a copy to the Owner, within 45 days after receipt of the claim, stating the amounts that are undisputed and the basis for challenging any amounts that are disputed.
6.2 Pay or arrange for payment of any undisputed amounts.
7. The Surety’s total obligation shall not exceed the amount of this Bond, and the amount of this Bond shall be credited for any payments made in good faith by the Surety.

8. Amounts owed by the Owner to the Contractor under the Construction Contract shall be used for the performance of the Construction Contract and to satisfy claims, if any, under any Construction Performance Bond. By the Contractor furnishing and the Owner accepting this Bond, they agree that all funds earned by the Contractor in the performance of the Construction Contract are dedicated to satisfy obligations of the Contractor and the Surety under this Bond, subject to the Owner’s priority to use the funds for the completion of the work.
9. The Surety shall not be liable to the Owner, Claimants or others for obligations of the Contractor that are unrelated to the Construction Contract. The Owner shall not be liable for payment of any costs or expenses of any Claimant under this Bond, and shall have under this Bond no obligation to make payments to, give notices on behalf of, or otherwise have obligations to Claimants under this Bond.
10. The Surety hereby waives notice of any change, including changes of time, to the Construction Contract or to related subcontracts, purchase orders and other obligations.
11. No suit or action shall be commenced by a Claimant under this Bond other than in a court of competent jurisdiction in the location in which the work or part of the work is located or after the expiration of one year from the date (1) on which the Claimant gave the notice required by Subparagraph 4.1 or Clause 4.2.3, or (2) on which the last labor or service was performed by anyone or the last materials or equipment were furnished by anyone under the Construction Contract, whichever of (1) or (2) first occurs. If the provisions of this Paragraph are void or prohibited by law, the minimum period of limitation available to sureties as a defense in the jurisdiction of the suit shall be applicable.
12. Notice to the Surety, the Owner or the Contractor shall be mailed or delivered to the address shown on the signature page. Actual receipt of notice by Surety, the Owner or the Contractor, however accomplished, shall be sufficient compliance as of the date received at the address shown on the signature page.
13. When this Bond has been furnished to comply with a statutory or other legal requirement in the location where the construction was to be performed, any provision in this Bond conflicting with said statutory or legal requirement shall be deemed deleted herefrom and provisions conforming to such statutory or other legal requirement shall be deemed incorporated herein. The intent is that this Bond shall be construed as a statutory bond and not as a common law bond.
14. Upon request by any person or entity appearing to be a potential beneficiary of this Bond, the Contractor shall promptly furnish a copy of this Bond or shall permit a copy to be made.
15. DEFINITIONS
15.1 Claimant: An individual or entity having a direct contract with the Contractor or with a subcontractor of the Contractor to furnish labor, materials or equipment for use in the performance of the Contract. The intent of this Bond shall be to include without limitation in the terms “labor, materials or equipment” that part of water, gas, power, light, heat, oil, gasoline, telephone service or rental equipment used in the Construction Contract, architectural and engineering services required for performance of the work of the Contractor and the Contractor’s subcontractors, and all other items for which a mechanic’s lien may be asserted in the jurisdiction where the labor, materials or equipment were furnished.

15.2 Construction Contract: The agreement between the Owner and the Contractor identified on the signature page, including all Contract Documents and changes thereto.
15.3 Owner Default: Failure of the Owner, which has neither been remedied nor waived, to pay the Contractor as required by the Construction Contract or to perform and complete or comply with the other terms thereof.
MODIFICATIONS TO THIS BOND ARE AS FOLLOWS:
This bond is subject to the attached Dual Obligee Rider dated [                    ].

(Space is provided below for additional signatures of added parties other than those appearing on the cover page.)

CONTRACTOR AS PRINCIPAL
(Corporate Seal)

Company:

Address:

Name and Title:

Signature:

SURETY
(Corporate Seal)

Company:

Address:

Name and Title:

Signature:

DUAL OBLIGEE RIDER
(TO BE ATTACHED TO BOND AT TIME OF ISSUANCE)
TO BE ATTACHED TO AND FORM PART OF Performance and Payment Bond NO.                     , dated concurrently with the execution of this Rider, issued by the                     , a                      corporation, as Surety, on behalf of Fagen, Inc., as Principal, and in favor of                                         , as Obligee.
IT IS HEREBY UNDERSTOOD AND AGREED that the above described bond(s) are hereby amended to include the following paragraph:
Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of the Principal or Surety under this bond to the Obligees, or either of them, unless the Obligees, or either of them, shall make payments to the Principal or to the Surety in case it arranges for completion of the Contract upon default of the Principal, strictly in accordance with the terms of said Contract as to payments, and shall perform all the other obligations required to be performed under said Contract at the time and in the manner therein set forth.
IT IS FURTHER UNDERSTOOD AND AGREED that nothing herein contained shall be held to change, alter or vary the terms of the above described bond(s) except as hereinbefore set forth. SIGNED, SEALED AND DATED this       day of                     , 200  .

Fagen, Inc.

(Contractor)

By:

[ ]

(Surety)

By:

EXHIBIT J
Draw (Payment) Schedule
HOMELAND ENERGY SOLUTIONS
New Hampton, IA
Monthly Draw Schedule — 17 Month Project (515 Days)

Previously
Month #	This Month		Completed		Total
1	$	[*]	$	[*]	$	[*]
2	$	[*]	$	[*]	$	[*]
3	$	[*]	$	[*]	$	[*]
4	$	[*]	$	[*]	$	[*]
5	$	[*]	$	[*]	$	[*]
6	$	[*]	$	[*]	$	[*]
7	$	[*]	$	[*]	$	[*]
8	$	[*]	$	[*]	$	[*]
9	$	[*]	$	[*]	$	[*]
10	$	[*]	$	[*]	$	[*]
11	$	[*]	$	[*]	$	[*]
12	$	[*]	$	[*]	$	[*]
13	$	[*]	$	[*]	$	[*]
14	$	[*]	$	[*]	$	[*]
15	$	[*]	$	[*]	$	[*]
16	$	[*]	$	[*]	$	[*]
17	$	[*]	$	[*]		$109,706,788
$109,706,788
*** $20,000,000 Mobilization Fee included in 1st Billing
DISCLAIMER: This Draw (Payment) Schedule is an illustrative estimate only and is not intended as actual payment amounts which will be based on Applications for Payment issued pursuant to Article 10 of this Agreement.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

J-1

EXHIBIT K
Air Emissions Application and Note to Air Emissions Application
See attached

K-1

EXHIBIT L
Phase I and Phase II Engineering Services Agreement
[See Exhibit 10.14 to Form 10-QSB for Quarter Ended March 31, 2007 filed with the SEC on May 15, 2007.]

L-1

EXHIBIT M
Form of Application for Payment
See attached Form of Application for Payment

M-1

APPLICATION AND CERTIFICATE FOR PAYMENT
TO (OWNER): SAMPLE
123 Any Street`
Anywhere, US 12345-6789
PROJECT: 100 MGY Ethanol Plant
Granite Falls, MN
APPLICATION: 1
DISTRIBUTION TO:
 _____  OWNER
 _____  ARCHITECT
 _____  CONTRACTOR
PERIOD TO: 10/25/2005

FROM (CONT):FAFEN, INC.
501 WEST HWY 212
GRANITE FALLS, MN. 56241-0159
VIA (ARCHITECT): SAMPLE
ARCHITECT’S PROJECT NO: SAMPLE
CONTRACT FOR: 100 MGY Ethanol Plant
CONTRACT DATE:
CONTRACTOR’S APPLICATION FOR PAYMENT
CHANGE ORDER SUMMARY

Change Orders approved in previous months by owner		ADDITIONS	DEDUCTIONS
	TOTAL
Approved this Month
Number	Date Approved
	TOTALS
Net Change by Change Orders		$.00
The undersigned Contractor certifies that to the best of the Contractor’s knowledge, information, and belief the Work covered by this Application for Payment has been covered by this Application for Payment has been completed in accordance with the Contract Documents, that all amounts have been paid by the Contractor for Work for which previous Certificates for Payment were issued and payments received from the Owner, and that current payment shown herein is now due.
CONTRACTOR: FAGN, INC.
By:                                                            Date:
ARCHITECT’S CERTIFICATE FOR PAYMENT
In accordance with the Contract Documents, based on on-site observations and the data comprising the above application, the Architect certifies to the Owner that to the best of the Architect’s knowledge, information, and belief the Work has progressed as indicated, the quality of the work is in accordance with the Contract Documents, and the Contractor is entitled to payment of the AMOUNT CERTIFIED.
Application is made for Payment, as shown below, in connection with the contract. Continuation Sheet is attached.

1. ORIGINAL CONTRACT SUM		$99500000.00
2. Net Change by Change Orders		$.00
3. CONTRACT SUM TO DATE		$99500000.00
4. TOTAL COMPLETED & STORED TO DATE		$.00
(Column 6)
5. RETAINAGE:
a. 10.00% of Completed Work	$.00
(Column D+E)
b. 10.00% of Stored Material	$.00
(Column F)
Total Retainage (Line 5a+5b) or (Total in Column I)		$.00
6. TOTAL EARNED LESS RETAINAGE		$.00
(Line 4 less Line 5 Total)
7. LESS PREVIOUS CERTIFICATES FOR PAYMENT (Line 6 from prior Certificate)		$.00
8. CURRENT PAYMENT DUE		$.00
9. BALANCE TO FINISH, PLUS RETAINAGE		$99500000.00
(Line 3 less Line 6)
State of:                      County of:
Subscribed and Sworn to before me this            day of                     ,
Notary Public:
My Commission expires:
AMOUNT CERTIFIED                                        $
(Attach explanation if amount certified differs from the amount applied for.)
ARCHITECT: SAMPLE
By:                                                              Date:
This Certificate is not negotiable. The AMOUNT CERTIFIED is payable only to the Contractor named herein, Issuance, payment and acceptance of payment are without prejudice to any rights of the Owner or Contractor under this contract.

I-1

Page: 2
FAGEN, INC.
AIA CONTINUATION SHEET
Date: 10/06/05 — Thur
Time: 10:03:47
Application No.: 1
Application Date: 10/06/05
Period To: 10/25/2005
Architect Project No.: SAMPLE
Job: SAMPLE     100 MGY Ethanol Plant

	Description	Scheduled	Previous	Current	Stored	Tot.Compl.	%	Balance
Item No.	of Work	Value	Compltd	Compltd	Material	& Stored	Comp	To Finish	Retainage
0000001	Mobilization	8000000.00	.00	.00	.00	.00	.00	8000000.00	.00
0000002	Engineering	8000000.00	.00	.00	.00	.00	.00	8000000.00	.00
0000003	General Conditions	6314000.00	.00	.00	.00	.00	.00	6314000.00	.00
0000004	Sitework	500000.00	.00	.00	.00	.00	.00	500000.00	.00
0000005	Concrete	8500000.00	.00	.00	.00	.00	.00	8500000.00	.00
0000006	Masonry/Architectural	375000.00	.00	.00	.00	.00	.00	375000.00	.00
0000007	Structural Steel & Misc. Metals	4750000.00	.00	.00	.00	.00	.00	4750000.00	.00
0000008	Girts Siding RoofDeck PE Build	975000.00	.00	.00	.00	.00	.00	975000.00	.00
0000009	Grain Handling System	4650000.00	.00	.00	.00	.00	.00	4650000.00	.00
0000010	DDG Storage Building	900000.00	.00	.00	.00	.00	.00	900000.00	.00
0000011	Process Tanks & Vessels	8437250.00	.00	.00	.00	.00	.00	8437250.00	.00
0000012	Field Erected Tanks	7837250.00	.00	.00	.00	.00	.00	7837250.00	.00
0000013	Heat Exchangers	1300000.00	.00	.00	.00	.00	.00	1300000.00	.00
0000014	Process Equipment	4079500.00	.00	.00	.00	.00	.00	4079500.00	.00
0000015	Centrifuges	3700000.00	.00	.00	.00	.00	.00	3700000.00	.00
0000016	Chiller	400000.00	.00	.00	.00	.00	.00	400000.00	.00
0000017	Truck Scales & Probe	275000.00	.00	.00	.00	.00	.00	275000.00	.00
0000018	Ethanol Loadout/Vapor Flare	450000.00	.00	.00	.00	.00	.00	450000.00	.00
0000019	Cooling Tower	785000.00	.00	.00	.00	.00	.00	785000.00	.00
0000020	Dryer System	7790000.00	.00	.00	.00	.00	.00	7790000.00	.00
0000021	Thermal Oxidizer	5050000.00	.00	.00	.00	.00	.00	5050000.00	.00
0000022	Methanator	950000.00	.00	.00	.00	.00	.00	950000.00	.00
0000023	Process Piping & Valves	6232000.00	.00	.00	.00	.00	.00	6232000.00	.00
0000024	Painting	500000.00	.00	.00	.00	.00	.00	500000.00	.00
0000025	Insulation	1100000.00	.00	.00	.00	.00	.00	1100000.00	.00
0000026	Plumbing & HVAC	600000.00	.00	.00	.00	.00	.00	600000.00	.00
0000027	Electrical	4650000.00	.00	.00	.00	.00	.00	4650000.00	.00
0000028	Instrumentation	1900000.00	.00	.00	.00	.00	.00	1900000.00	.00
0000029	Start-Up	500000.00	.00	.00	.00	.00	.00	500000.00	.00
Totals:		99500000.00	.00	.00	.00	.00	.00	99500000.00	.00
Percent:			.00	.00	.00	.00	.00	100.00

I-2

EXHIBIT N
Form of Lien Waiver
GENERAL CONTRACTOR’S PARTIAL WAIVER OF MECHANIC’S LIEN
RIGHTS AND AFFIDAVIT OF DEBTS AND CLAIMS
CONDITIONAL LIEN WAIVER

STATE: (INSERT STATE)	FAGEN, INC.
COUNTY: (INSERT COUNTY)
The undersigned is the General Contractor (aka Design-Builder) regarding labor and materials for construction and maintenance work performed for ( INSERT OWNER/PLANT NAME ), at the Facility located at or near ( INSERT PLANT CITY & STATE ) under the terms of a contract.
On condition of receiving full payment for billings up to date hereof under the terms of the above mentioned contract, and other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned does hereby waive and release any and all liens, and any and all claims and rights to lien on the Facility (including all buildings on the premises) under the statutes of the State of ( INSERT STATE ) relating to mechanic’s liens on account of labor and materials furnished by the undersigned up to the date hereof at the Facility, as located on real estate legally described as follows:
TRACT 1: ( INSERT LEGAL DESCRIPTION )
TRACT 2: ( INSERT LEGAL DESCRIPTION )

N-1

The undersigned further certifies that all obligations of General Contractor entered into between suppliers/subcontractors and General Contractor regarding this Facility are current as of this date, including all obligations of General Contractor for all work, labor and services performed; materials and equipment furnished; and all known indebtedness and claims against General Contractor for damages arising in any manner in connection with General Contractor’s performance of the contract mentioned above for which General Contractor or property of General Contractor might in any way be held responsible.
Dated this                      day of                                         , 200  _____

GENERAL CONTRACTOR:
FAGEN, INC.

By (Print):

Title:

(Signature):

N-2

EXHIBIT O
Form of Consent to Assignment
FAGEN CONSENT TO ASSIGNMENT
THIS CONSENT TO ASSIGNMENT (this “Consent”), dated as of July 6, 2007, is made among FAGEN, INC., a Minnesota corporation (the “Obligor”), Homeland Energy Solutions LLC, an Iowa limited liability company (“Assignor”), and the financial institution party to this Agreement, not in its individual capacity, but acting solely in the capacity of collateral agent on behalf of the below defined Lenders (such financial institution in such capacity, or such other financial institution acting in such capacity, the “Collateral Agent”).
The Assignor seeks to construct and operate a one hundred (100) million gallon per year fuel-grade ethanol production plant in New Hampton, Iowa (the “Project”). The Obligor and the Assignor have entered into the Lump-Sum Design-Build Agreement dated as of July 6, 2007 (as amended, modified, supplemented and in effect from time to time, the “Assigned Agreement”). The Assignor and certain other financial institutions (the “Lenders”) intend to finance certain costs of the Assignor for the development, construction and operation of the Project pursuant to various financing arrangements (the “Financing Arrangements”). The Assignor and the Collateral Agent (on behalf of the Lenders) intend to enter into certain security arrangements (the “Security Documents”), pursuant to which the Assignor will pledge and assign to the Collateral Agent a lien on and a security interest in all of the Assignor’s right, title and interest in, among other things, the Assigned Agreement.
SECTION 1. CONSENT TO ASSIGNMENTS; LIABILITY; CURE RIGHTS; ETC.
1.1 Acknowledgments and Consents. The Obligor (i) acknowledges that the Assigned Agreement is in full force and effect and that there are no other amendments, modifications or supplements thereto, either oral or written; (ii) represents and warrants that it has not assigned, transferred or pledged the Assigned Agreement to any third party; (iii) represents and warrants that it has no knowledge of any existing default by the Assignor in the performance of any provision of the Assigned Agreement; (iv) acknowledges and consents to the Assignor’s pledge and assignment of the Assigned Agreement to the Collateral Agent; (v) acknowledges the right of the Collateral Agent in the exercise of its rights and remedies under the Security Documents to take all actions and exercise all rights of the Assignor under the Assigned Agreement as if it were the Assignor; (vi) acknowledges and agrees that this Consent satisfies Section 21.1 of the Assigned Agreement; and (vii) acknowledges and agrees that the Collateral Agent is entitled to notices under the Assigned Agreement pursuant to Section 21.7 thereof.
1.2 Limitation on Assumption of Obligations. The Collateral Agent shall not be liable for the performance or observance of any of the obligations or duties of the Assignor under the Assigned Agreement, nor shall the Security Documents give rise to any duties or obligations whatsoever, except that, insofar as the Collateral Agent exercises any of Assignor’s rights under the Assigned Agreement and/or makes any claims with respect to any payments, deliveries or other obligations under the Assigned Agreement, the satisfaction of the terms and conditions of the Assigned Agreement applicable to such exercise of rights or such claims shall be a condition precedent to the Obligor’s obligations with respect thereto. Upon any transfer to a third party of the rights of the Collateral Agent under the Assigned Agreement pursuant to its exercise of its remedies under the Security Documents as described in Section 1.4 below which transfer of the Assigned Agreement shall be subject in all respects to the terms and conditions of the Assigned Agreement, including Section 21.1 thereof (i) the transferee shall succeed to all right, title and interest of the Assignor and the Collateral Agent and (ii) the Collateral Agent shall have no further liabilities, duties or obligations to the Assignor under the Assigned Agreement.

1.3 Cure Periods. The Obligor hereby confirms that it will provide to the Collateral Agent the same notices as are to be provided to the Assignor pursuant to Sections 15.4.2, 15.5.1(d), and 15.5.2 of the Assigned Agreement.
1.4 Substitute Owner. The Obligor acknowledges that upon an event of default by the Assignor under the Financing Arrangements and an exercise of remedies by the Collateral Agent under the Security Documents, the Collateral Agent may (but shall not be obligated to) assume, or cause any purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure to assume, all of the interests, rights and obligations of the Assignor thereafter arising under the Assigned Agreement. Each assuming party shall agree in writing to be bound by, and to assume the terms and conditions of, the Assigned Agreement pursuant to an assignment agreement in form and substance satisfactory to the Obligor pursuant to Section 21.1 of the Assigned Agreement, and the Obligor shall continue to perform its obligations under the Assigned Agreement in favor of the assuming party as if such party had been an original party to the Assigned Agreement; provided, that the assuming party shall cure any defaults, whether monetary or otherwise, then existing under the Assigned Agreement in such assuming party’s capacity as “Owner” under the Assigned Agreement (as defined in such agreement) after giving effect to assignment of Assignor’s rights and obligations to such assuming party; but provided, further, that the liability of the Collateral Agent (or any entity acting on behalf of the Collateral Agent or any of the other Secured Parties) shall not exceed all of its right, title and interest in and to the Project.
1.5 No Amendments. The Obligor acknowledges that under the terms of the Financing Arrangements, the Assignor is required to obtain the consent of the Lenders for certain amendments to the Assigned Agreement.
SECTION 2. NOTICES. The first paragraph of Section 21.7 of the Assigned Agreement is hereby incorporated in this Consent, as if set forth herein in its entirety. For purposes of Section 21.7 of the Assigned Agreement, the initial address for notice to the Collateral Agent shall be as follows:
[BANK]
[ADDRESS]
Attn: [NAME/TITLE]
Fax: [FAX NUMBER]

The Obligor acknowledges and agrees that the delivery of the Collateral Agent’s notice information in this Section 2 shall be deemed to satisfy the requirement of the Owner in Section 21.7 of the Assigned Agreement to deliver such information to the Obligor.
SECTION 3. MISCELLANEOUS.
THIS CONSENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA AND SHALL BE BINDING UPON THE PARTIES HERETO AND THEIR PERMITTED SUCCESSORS AND ASSIGNS AND SHALL INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. THE PARTIES HERETO HEREBY AGREE TO EXECUTE AND DELIVER ALL SUCH INSTRUMENTS AND TAKE ALL SUCH ACTION AS MAY BE REASONABLY NECESSARY TO EFFECTUATE FULLY THE PURPOSES OF THIS CONSENT.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

FAGEN, INC., as Obligor

By:

Name:

Title:

Address for Notices:
Fagen, Inc.
501 W. Highway 212
P.O. Box 159
Granite Falls, MN 56241
Attn: Aaron Fagen
Fax: (320) 564-3278
With a copy to:
Fagen, Inc.
501 W. Highway 212
P.O. Box 159
Granite Falls, MN 56241
Attn: Jennifer Johnson
Fax: (320) 564-3278

[BANK NAME]
not in its individual capacity, but solely as Collateral Agent

By:

Name:

Title:

Address for Notices:
[BANK]
[ADDRESS]
Attn: [NAME/TITLE]
Fax: [FAX NUMBER]
Consented and Agreed to:

HOMELAND ENERGY SOLUTIONS LLC as Assignor

By:

Name:

Title:

Homeland Energy Solutions LLC
106 West Main
PO Box C
Riceville, IA 50466
Attn: Steve Eastman
Fax: (641) 985-4046

EXHIBIT P
Form of Certificate of Financial Closing
This Certificate is delivered pursuant to Section 4.3 of that certain Design-Build Agreement between Fagen, Inc. and Homeland Energy Solutions LLC and dated as of July 6, 2007(the “Design-Build Agreement”). Capitalized terms not otherwise defined herein have the same meanings given in the Design-Build Agreement.
I, [Name] , the [Title] of Homeland Energy Solutions LLC, being duly authorized as of the date written below, hereby certify on behalf of Homeland Energy Solutions LLC that Financial Closing, as such term is defined in the Design-Build Agreement and including the execution of the final loan documents by Homeland Energy Solutions LLC and [name of Lenders] providing financing for the construction or term financing of the Plant, has taken place on [date of financial closing] .

[NAME]
[TITLE]
Homeland Energy Solutions LLC
[Date]
SUBSCRIBED AND SWORN to before me on this  _____  day of  _____  , 20  _____

Notary Public
My commission expires:
I, [Name] , the [Title] of [Lender] , being duly authorized as of the date written below, hereby certify on behalf of [Lender[ that Financial Closing, as such term is defined in the Design-Build Agreement and including the execution of the final loan documents by Homeland Energy Solutions LLC and [name of Lenders] providing financing for the construction or term financing of the Plant, has taken place on [date of financial closing] .

[NAME]
[TITLE]
[LENDER]
[Date]
SUBSCRIBED AND SWORN to before me on this  _____  day of  _____  , 20  _____

Notary Public
My commission expires:

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